UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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E. I. du Pont de Nemours and Company
(Name of Registrant as Specified In Its Charter)

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DuPont 1007 Market Street Wilmington, DE 19898 Ellen Kullman Chair of the Board and Chief Executive Officer

  Annual Meeting — April 28, 2010

  March 19, 2010

  Dear Stockholder:

  You are invited to attend the Company's 2010 Annual Meeting on Wednesday, April 28, 2010, at 10:30 a.m. local time in the DuPont Theatre, DuPont Building, Wilmington, Delaware.

  The enclosed Notice of Annual Meeting and Proxy Statement provide information about the governance of our Company and describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of the Company's business and an opportunity for you to express your views on subjects related to the Company's operations.

  To make it easier for you to vote your shares, you have the choice of voting over the Internet, by telephone, or by completing and returning the enclosed Proxy Card. The Proxy Card describes your voting options in more detail.

  This year, we are using the Securities and Exchange Commission's Notice and Access model, allowing us to deliver proxy materials via the Internet. Notice and Access gives the Company a lower cost way to furnish stockholders with their proxy materials. On March 19, we mailed to certain stockholders of record a "Notice Regarding the Availability of Proxy Materials" with instructions on how to access the proxy materials via the Internet (or request a paper copy) and how to vote online.

  If you requested a full set of proxy materials or if you hold DuPont Common Stock through a Company savings plan, your admission ticket for the Annual Meeting is included on your Proxy Card. A registered stockholder may also use the Notice Regarding the Availability of Proxy Materials, received in the mail, as his or her admission ticket. If you hold shares in a brokerage account, please refer to page 1 of the Proxy Statement for information on how to attend the meeting. If you need special assistance, please contact the DuPont Stockholder Relations Office at 302-774-3034.

  The past year was one of the most challenging in our Company's history. Throughout 2009 we moved with urgency and discipline to meet the directives we set for ourselves in response to economic challenges in markets throughout the world. We focused on what we could control. We stayed close to our customers. We did not let economic turmoil distract us from creating and protecting shareholder value.

  The Annual Meeting gives us an opportunity to review our progress. We appreciate your ownership of DuPont, and I hope you will be able to join us on April 28.

  Sincerely,

  Ellen Kullman

  E. I. du Pont de Nemours and Company

March 19, 2010

To the Holders of Common Stock of
E. I. du Pont de Nemours and Company

NOTICE OF ANNUAL MEETING

The Annual Meeting of Stockholders of E. I. DU PONT DE NEMOURS AND COMPANY will be held on Wednesday, April 28, 2010, at 10:30 a.m. local time, in the DuPont Theatre in the DuPont Building, 1007 Market Street, Wilmington, Delaware. The meeting will be held to consider and act upon the election of directors, the ratification of the Company's independent registered public accounting firm, two stockholder proposals described in the Proxy Statement and such other business as may properly come before the meeting.

Holders of record of DuPont Common Stock at the close of business on March 3, 2010, are entitled to vote at the meeting.

This notice and the accompanying proxy materials are sent to you by order of the Board of Directors.

Mary E. Bowler Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2010

The Notice and Proxy Statement and Annual Report on Form 10-K
are available at www.proxyvote.com

The DuPont 2009 Annual Review will also be available at the above website.

Stockholders may request their proxy materials be delivered to them electronically in 2011 by visiting http://enroll.icsdelivery.com/dd.

2010 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

The enclosed proxy materials are being sent to stockholders at the request of the Board of Directors of E. I. du Pont de Nemours and Company to encourage you to vote your shares at the Annual Meeting of Stockholders to be held April 28, 2010. This Proxy Statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares.

The Company's 2009 Annual Report on Form 10-K, containing management's discussion and analysis of financial condition and results of operations of the Company and the audited financial statements, and this Proxy Statement were distributed together beginning March 19, 2010.

General Information

Who May Vote

All holders of record of DuPont Common Stock as of the close of business on March 3, 2010 (the record date) are entitled to vote at the meeting. Each share of stock is entitled to one vote. As of the record date, 905,448,325 shares of DuPont Common Stock were outstanding. A majority of the shares voted in person or by proxy is required for the approval of each of the proposals described in this Proxy Statement. Abstentions and broker nonvotes are not counted in the vote. At least a majority of the holders of shares of DuPont Common Stock as of the record date must be present either in person or by proxy at the meeting in order for a quorum to be present.

How to Vote

Even if you plan to attend the meeting you are encouraged to vote by proxy. You may vote by proxy in one of the following ways:

  •
  By Internet at the address listed on the Proxy Card or Notice Regarding the Availability of Proxy Materials ("Proxy Notice").

  •
  By telephone using the toll-free number listed on the Proxy Card.

  •
  By returning the enclosed Proxy Card (signed and dated) in the envelope provided.

When you vote by proxy, your shares will be voted according to your instructions. If you sign your Proxy Card but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends. You can change or revoke your proxy by Internet, telephone or mail at any time before the polls close at the Annual Meeting.

How to Attend the Annual Meeting

If you requested a full set of proxy materials or if you hold stock through one of the savings plans listed below, your admission ticket is attached to your Proxy Card. A registered stockholder may also use the Proxy Notice as his or her admission ticket. You will need to bring your admission ticket, along with picture identification, to the meeting. If you own shares in street name, please bring your most recent brokerage statement, along with picture identification, to the meeting. The Company will use your brokerage statement to verify your ownership of DuPont Common Stock and admit you to the meeting.

Please note that cameras, sound or video recording equipment, or other similar equipment, electronic devices, large bags or packages will not be permitted in the DuPont Theatre.

Shares Held in Savings Plans

If you participate in one of the following plans, your voting instruction card will include the shares you hold in the plan:

•
DuPont 401(k) and Profit Sharing Plan

•
DuPont Powder Coatings USA Profit Sharing Plan

•
DuPont Retirement Savings Plan

•
Pioneer Hi-Bred International, Inc. Savings Plan

•
Solae Savings Investment Plan

•
Thrift Plan for Employees of Sentinel Transportation, LLC

The plan trustees will vote according to the instructions received on your proxy. If proxies for shares in savings plans are not received by Internet, telephone or mail, those shares will be voted by the trustees as directed by the plan sponsor or by an independent fiduciary selected by the plan sponsor.

Proxy Statement Proposals

At each annual meeting stockholders are asked to elect directors to serve on the Board of Directors and to ratify the appointment of the Company's independent registered public accounting firm for the year. Other proposals may be submitted by the Board of Directors or stockholders to be included in the proxy statement. To be considered for inclusion in the 2011 Annual Meeting Proxy Statement, stockholder proposals must be received by the Company no later than November 19, 2010.

For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be considered as timely and presented directly at the 2011 Annual Meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on February 2, 2011 and advises stockholders in the 2011 Annual Meeting Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on February 2, 2011.

Stockholder Nominations for Election of Directors

The Corporate Governance Committee recommends nominees to the Board of Directors for election as directors at each annual meeting. The Committee will consider nominations submitted by stockholders of record and received by the Corporate Secretary by the first Monday in December. Nominations must include a statement by the nominee indicating a willingness to serve if elected and disclosing principal occupations or employment for the past five years.

Proxy Committee

The Proxy Committee is composed of directors of the Company who vote as instructed the shares of DuPont Common Stock for which they receive proxies. Proxies also confer upon the Proxy Committee discretionary authority to vote the shares on any matter which was not known to the Board of Directors a reasonable time before solicitation of proxies, but which is properly presented for action at the meeting.

Solicitation of Proxies

The Company will pay all costs relating to the solicitation of proxies. Innisfree M&A Incorporated has been retained to assist in soliciting proxies at a cost of $10,000 plus reasonable expenses. Proxies may be solicited by officers, directors and employees of the Company personally, by mail, or by telephone or other electronic means. The Company will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of DuPont Common Stock.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by the independent tabulation agents, the independent inspectors of election and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

Governance of the Company

DuPont is committed to having sound corporate governance principles and practices. Please visit the Company's website at www.dupont.com, under the "Investor Center" caption, for the Board's Corporate Governance Guidelines, the Board-approved Charters for the Audit, Compensation and Corporate Governance Committees and related information. These Guidelines and Charters may also be obtained free of charge by writing to the Corporate Secretary.

DUPONT BOARD OF DIRECTORS CORPORATE GOVERNANCE GUIDELINES

These Guidelines serve as an important framework for the Board's corporate governance practices and to assist the Board in carrying out its responsibilities effectively. The Board reviews these Guidelines periodically and may modify them as appropriate to reflect the evolution of its governance practices.
The Board
Responsibility

        The Board has an active responsibility for broad corporate policy and overall performance of the Company through oversight of management and stewardship of the Company to enhance the long-term value of the Company for its stockholders and the vitality of the Company for its other stakeholders.

Role

        In carrying out its responsibility, the Board has specific functions, in addition to the general oversight of management and the Company's business performance, including providing input and perspective in evaluating alternative strategic initiatives; reviewing and, where appropriate, approving fundamental financial and business strategies and major corporate actions; ensuring processes are in place to maintain the integrity of the Company; evaluating and compensating the CEO; and planning for CEO succession and monitoring succession planning for other key positions.

Duties

        Directors are expected to expend sufficient time, energy and attention to assure diligent performance of their responsibility. Directors are expected to attend meetings of the Board, its Committees on which they serve, and the Annual Meeting of Stockholders; review materials distributed in advance of the meetings; and make themselves available for periodic updates and briefings with management via telephone or one-on-one meetings.

Leadership
The positions of Chair of the Board and CEO are held by the same person, except in specific circumstances.

Independence

A substantial majority of the Board are independent directors in accordance with the standards of independence of the New York Stock Exchange and as described in the Guidelines. See pages 6-7. The Corporate Governance Committee as well as the Board annually reviews relationships that directors may have with the Company to make a determination of whether there are any material relationships that would preclude a director being independent.
Qualifications

Directors are selected for their integrity and character; sound, independent judgment; breadth of experience, insight and knowledge; and business acumen. Leadership skills, scientific or technology expertise, familiarity with issues affecting global businesses in diverse industries, prior government service, and diversity are among the relevant criteria, which will vary over time depending on the needs of the Board. The Corporate Governance Committee considers candidates for potential nomination to recommend for approval by the full Board.

The Board does not limit the number of other public company boards that a director may serve on. However, the Corporate Governance Committee considers the number of boards a director sits on. Directors are encouraged to limit the number of other public company boards to take into account their time and effectiveness and are expected to advise the Chair in advance of serving on another board.

When a director's principal responsibilities or business association changes significantly, the director will tender his or her resignation to the Chair for consideration by the Corporate Governance Committee of the continued appropriateness for Board service.

No director may stand for re-election to the Board after reaching age 72. An employee director retires from the Board when retiring from employment with the Company, with the exception of the former CEO. The Board may in unusual circumstances and for a limited period ask a director to stand for re-election after the prescribed retirement date.
Election

In accordance with the Company's Bylaws, if none of our stockholders provides the Company with notice of an intention to nominate one or more candidates to compete with the Board's nominees in an election of directors, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. The Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. The Board shall nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation in accordance with the procedures specified in these Guidelines. In addition, the Board shall fill director vacancies and newly created directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same resignation tendered by other directors in accordance with these Guidelines.

In the event an incumbent director fails to receive the required vote for re-election, the Corporate Governance Committee (or other committee designated by the Board) ("Committee") shall make a recommendation to the Board as to whether to accept or reject the resignation of the incumbent director. The Board shall act on the resignation, taking into account the recommendation of the Committee, and publicly disclose its decision within ninety (90) days following certification of the election results. The Committee in making its recommendation and the Board in making its decision may consider all facts and circumstances they consider relevant or appropriate in reaching their determinations. The Board expects any director whose resignation is under consideration pursuant to these Guidelines to abstain from participating in the Committee recommendation or the action of the Board regarding whether to accept the resignation.

Orientation and Continuing Education

New directors participate in an orientation process to become familiar with the Company and its strategic plans and businesses, significant financial matters, core values including ethics, compliance programs, corporate governance practices and other key policies and practices through a review of background materials, meetings with senior executives and visits to Company facilities. The Corporate Governance Committee is responsible for providing guidance on directors' continuing education.
Compensation

The Board believes that compensation for outside directors should be competitive. DuPont Common Stock is a key component with payment of a portion of director compensation as DuPont stock, options or similar form of equity-based compensation, combined with stock ownership guidelines requiring all outside directors to hold DuPont stock equal to at least two times the annual retainer within five years. The Compensation Committee reviews periodically the level and form of director compensation and, if appropriate, proposes changes for consideration by the full Board.
Annual Self-Evaluation

The Board and each Committee make an annual self-evaluation of its performance with a particular focus on overall effectiveness. The Corporate Governance Committee is responsible for overseeing the self-evaluation process.
Access to Management and Advisors

Directors have access to the Company's management and, in addition, are encouraged to visit the Company's facilities. As necessary and appropriate, the Board and its Committees may retain outside legal, financial or other advisors.
Board Meetings
Selection of Agenda Items

The Chair establishes the agenda for Board meetings, in conjunction with Chairs of the Committees. Directors are encouraged to suggest items for inclusion on the agenda and may raise subjects not specifically on the agenda.
Attendance of Senior Executives

The Board welcomes regular attendance of senior executives to be available to participate in discussions. Presentation of matters to be considered by the Board are generally made by the responsible executive.
Executive Sessions

Regularly scheduled Board meetings include a session of all directors and the CEO. In addition, the Board meets in regularly scheduled executive sessions without the participation of the CEO or other senior executives. The Presiding Director is generally the Chair of the Corporate Governance Committee, unless there is a matter within the responsibility of another Committee, such as CEO evaluation and compensation, when the Chair of that Committee presides.
Leadership Assessment
Succession Planning

The Board plans for succession to the position of CEO. The Compensation Committee oversees the succession planning process. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO, as well as perspective on potential candidates from outside the Company. The Board has available on a continuing basis the CEO's recommendation should he/she be unexpectedly unable to serve. The CEO also provides the Board with an assessment of potential successors to key positions.

CEO Evaluation and Compensation
Through an annual process overseen and coordinated by the Compensation Committee, independent directors evaluate the CEO's performance and set the CEO's compensation.
* * *
Guidelines for Determining the Independence of DuPont Directors

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently and in good faith, and in the best interests of the Company and its stockholders as a whole, notwithstanding any member's other activities or affiliations.

However, in addition, the Board has determined that a substantial majority of its members should be "independent" in that they are free of any material relationship with the Company or Company management, whether directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company. In furtherance of this objective, the Board has adopted the following Guidelines for determining whether a member is considered "independent."
The Board will re-examine the independence of each of its members once per year and again if a member's outside affiliations change substantially during the year.

For purposes of these Guidelines, "members of his/her immediate family" and similar phrases will mean a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than an employee) who shares the person's home. "The Company" means the Company and all of its consolidated subsidiaries.
1.

Regardless of other circumstances, a Board member will not be deemed independent if he/she does not meet the independence standards adopted by the New York Stock Exchange (see below), or any applicable legal requirement.

2.

Except in special circumstances, as determined by a majority of the independent members of the Board, the following relationships will be considered not to be material relationships that would affect a Board member's independence:

(a)
If the Board member is an executive officer or employee, or any member of his/her immediate family is an executive officer, of a bank to which the Company is indebted, and the total amount of the indebtedness does not exceed one percent of the total assets of the bank for any of the past three years.
(b)
If the Board member or any member of his/her immediate family serves as an officer, director or trustee of a charitable or educational organization, and contributions by the Company do not exceed the greater of $1,000,000 or two percent of such organization's annual consolidated gross revenues, including annual charitable contributions, for any of the past three years.
3.

If a Board member has a relationship that exceeds the thresholds described in Section 2 above, or another significant relationship with the Company or its management that is not described in Section 2 above, then the Board will determine by a majority of the independent members whether that member's relationship would affect the Board member's independence.

4.	The Board will consider all relevant facts and circumstances in determining independence.
5.	Any determinations of independence made pursuant to Section 3 above will be disclosed in the Company's annual meeting proxy statement.

Current New York Stock Exchange standards state that a director will not be independent:
(a)	If the Board member is, or has been within the last three years, an employee or any member of his/her immediate family is, or has been within the last three years, an executive officer of the Company;
(b)
If the Board member (i) is a current partner or employee of a firm that is the Company's internal or external auditor; (ii) has an immediate family member who is a current partner of such a firm; (iii) has an immediate family member who is a current employee of such a firm and personally works on the listed company's audit; or (iv) was, or has an immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on the Company's audit within that time;
(c)
If the Board member or any member of his/her immediate family is, or in the last three years has been, employed as an executive officer of another company where the Company's present executive officers at the same time serve/served on that company's compensation committee;
(d)
If the Board member is a current employee, or if any member of his/her family is a current executive officer, of another company that makes payments to, or receives payments from, the Company for property or services which exceed the greater of $1,000,000 or two percent of the other company's annual consolidated gross revenues for any of the last three years; or
(e)
If the Board member, or a member of his/her immediate family, has received more than one hundred and twenty thousand dollars (US $120,000) in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service which are not contingent in any way on continued service) during any twelve-month period within the last three years.

Committees of the Board

Audit	Responsibilities include:
Committee	• Employs the Company's independent registered public accounting firm, subject to stockholder ratification, to audit the Company's Consolidated Financial Statements.
• Pre-approves all services performed by the Company's independent registered public accounting firm.
• Provides oversight on the external reporting process and the adequacy of the Company's internal controls.
• Reviews the scope of the audit activities of the independent registered public accounting firm and the Company's internal auditors and appraises audit efforts of both.

•       Reviews services provided by the Company's independent registered public accounting firm and other disclosed relationships as they bear on the independence of the Company's independent registered public accounting firm.

• Establishes procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

All members of the Audit Committee are independent directors under the Board's Corporate Governance Guidelines and applicable regulatory and listing standards. The Board has determined that all members of the Audit Committee (C. J. Crawford, J. T. Dillon, E. I. du Pont, M. A. Hewson and L. D. Juliber) are audit committee financial experts within the meaning of applicable Securities and Exchange Commission rules.

See the Audit Committee Report on page 13. The Audit Committee Charter is available on the Company's website (www.dupont.com) under Investor Center, Corporate Governance. A Summary of the Audit Committee Policy on Pre-approval of Services Performed by the Independent Registered Public Accounting Firm is included as part of "Proposal 2 — Ratification of Independent Registered Public Accounting Firm" in this Proxy Statement.
Compensation	Responsibilities include:
Committee	• Establishes executive compensation policy consistent with corporate objectives and stockholder interests.
• Oversees process for evaluating performance of the Chief Executive Officer ("CEO") against Board-approved goals and objectives and recommends to the Board compensation for the CEO.
• Reviews and approves grants under the Company's compensation plans.
• Works with management to develop the Compensation Discussion and Analysis ("CD&A").
• Oversees succession planning process for the CEO and key leadership.

All members of the Compensation Committee are independent directors under the Board's Corporate Governance Guidelines and applicable regulatory and listing standards. See the Compensation Committee Report on page 23. See also the CD&A beginning on page 24. The Compensation Committee Charter is available on the Company's website (www.dupont.com) under Investor Center, Corporate Governance.
Corporate	Responsibilities include:
Governance	• Recommends to the Board nominees for election to the Board of Directors.
Committee	• Reviews principles, policies and procedures affecting directors and the Board's operation and effectiveness.
• Oversees evaluation of the Board and its effectiveness.
All members of the Corporate Governance Committee are independent directors under the Board's Corporate Governance Guidelines and applicable regulatory and listing standards.

The Corporate Governance Charter is available on the Company's website (www.dupont.com) under Investor Center, Corporate Governance. A description of the Director Nomination Process is attached at Appendix "A."

Environmental	Responsibilities include:
Policy	• Reviews the Company's environmental policies and practices.
Committee	• Provides support for the Company's sustainable growth mission.
Science and	Responsibilities include:
Technology	• Monitors state of science and technology capabilities within the Company.
Committee	• Oversees the development of key technologies essential to the long-term success of the Company.
Strategic	Responsibilities include:
Direction	• Reviews the strategic direction of the Company's major business segments.
Committee	• Reviews significant trends in technology and their anticipated impact on the Company.

Committee Membership

The following chart shows the current committee membership and the number of meetings that each committee held in 2009.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee	Environmental Policy Committee	Science and Technology Committee	Strategic Direction Committee

Samuel W. Bodman				X	X
Richard H. Brown		X	C			X

Robert A. Brown				X	X
Bertrand P. Collomb			X	X

Curtis J. Crawford	X	X			C
Alexander M. Cutler		X	X

John T. Dillon	X	C				X
Eleuthère I. du Pont	X	X			X

Marillyn A. Hewson	X			X
Lois D. Juliber	C		X			X

Ellen J. Kullman						C
William K. Reilly			X	C	X

Number of Meetings in 2009	6	6	5	3	4	1

  C = Chair

Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chair and CEO and other members of management relative to matters of mutual interest and concern to the Company.

In 2009, seven meetings of the Board were held. Each director attended at least 92% of the aggregate number of meetings of the Board and the committees of the Board on which the director served. Attendance at these meetings averaged 99% among all directors in 2009.

As provided in the Board's Corporate Governance Guidelines, directors are expected to attend the Company's Annual Meeting of Stockholders. All directors attended the 2009 Annual Meeting.

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted written policies and procedures relating to the approval or ratification of "Related Person Transactions." Under the policies and procedures, the Corporate Governance Committee ("Governance Committee") (or its Chair, under some circumstances) reviews the relevant facts of all proposed Related Person Transactions and either approves or disapproves of the entry into the Related Person Transaction, by taking into account, among other factors it deems appropriate:

•
the commercial reasonableness of the transaction,
•
the materiality of the Related Person's direct or indirect interest in the transaction,
•
whether the transaction may involve a conflict of interest, or the appearance of one, and
•
the impact of the transaction on the Related Person's independence under the Corporate Governance Guidelines and applicable regulatory and listing standards.

No director may participate in any discussion or approval of a Related Person Transaction for which he/she or any of his/her immediate family members is the Related Person. Related Person Transactions are approved or ratified only if they are determined to be in the best interests of DuPont and its stockholders.

If a Related Person Transaction that has not been previously approved or previously ratified is discovered, the Related Person Transaction will be presented to the Governance Committee for ratification. If such Related Person Transaction is not ratified by the Governance Committee, then the Company shall either ensure all appropriate disclosures regarding the transaction are made or, if appropriate, take all reasonable actions to attempt to terminate the Company's participation in such transaction.

Under the Company's policies and procedures, a "Related Person Transaction" is generally any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which: (i) DuPont was, is or will be a participant; (ii) the aggregate amount involved exceeds $120,000 in any fiscal year; and (iii) any Related Person had, has or will have a direct or indirect material interest. A "Related Person" is generally any person who is, or at any time since the beginning of DuPont's last fiscal year was: (i) a director or an executive officer of DuPont or a nominee to become a director of DuPont; (ii) any person who is known to be the beneficial owner of more than five percent of any class of DuPont's outstanding Common Stock; or (iii) any immediate family member of any of the foregoing persons.

Certain Relationships and Related Transactions

As discussed above, the Governance Committee is charged with reviewing issues involving independence and all Related Person Transactions. DuPont and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the directors of DuPont, or their immediate family members, are executive officers. The Governance Committee and the Board have reviewed such transactions and relationships and do not consider the amounts involved in such transactions material. Such purchases from and sales to each company involve less than either $1,000,000 or two percent of the consolidated gross revenues of each of the purchaser and the seller and all such transactions are in the ordinary course of business. Some such transactions are continuing and it is anticipated that similar transactions will occur from time to time. The spouse of Mrs. Kullman, Chair and Chief Executive Officer, is Director-Corporate Marketing at DuPont and received total compensation in 2009 valued at $311,000 which is commensurate with that of his peers and reflects the Company-wide reduction in long-term incentive awards.

State Street Bank and Trust Company was the beneficial owner of 4.6% and 5.8% of DuPont Common Stock as of December 31, 2009 and 2008, respectively. DuPont Capital Management Corporation ("DCM"), a subsidiary of DuPont, has an unconsolidated joint venture with State Street Global Advisors, Inc. ("SSgA"), called Wilton Asset Management LLC ("Wilton"), which offers private equity investment advisory services to institutional and high net worth investors. Wilton manages a private equity fund from which DCM earned $202,800 in sub-advisory fees during 2009. SSgA earned the same amount for marketing, administrative and accounting services. For 2009, unaudited net income of the joint venture was $183,105, which was shared equally between DCM and SSgA. In addition, DCM and SSgA each received a cash dividend during 2009 of $225,000 which related to prior year earnings. State Street is also trustee of the DuPont Pension Trust Fund (covering the principal U.S. pension plan and the pension plan of a subsidiary) and custodian for DuPont UK's pension plan. Trade commissions and fees related to brokerage services totaling $165,164 were paid to State Street during 2009, of which $164,460 was paid by the DuPont UK pension plan and the remainder from other DuPont pension plans. DCM paid State Street $65,483 in transaction and maintenance fees for a product that links investment managers to custodians. DCM also executed foreign exchange transactions (traded net, without commissions) with State Street during 2009.

Communications with the Board and Directors

Stockholders and other parties interested in communicating directly with the Board, Chair, Presiding Director or other outside director may do so by writing in care of the Corporate Secretary, DuPont Company, 1007 Market Street, D9058, Wilmington, DE 19898. The Board's independent directors have approved procedures for handling correspondence received by the Company and addressed to the Board, Chair, Presiding Director or other outside director. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's internal audit function and handled in accordance with procedures established by the Audit Committee with respect to such matters, which include an anonymous toll-free hotline (1-800-476-3016) and a website through which to report issues (https://reportanissue.com/dupont/welcome).

Leadership Structure of the Board

The positions of Chair of the Board and CEO are held by the same person, except in specific circumstances. At this time, the Board believes that the best interests of the Company are served by having a single Chair/CEO.

The Chair establishes the agenda for Board meetings, in conjunction with the Chairs of the Board committees. As CEO, the Chair is best suited to ensure that critical business issues are brought before the Board, which enhances the Board's ability to develop and implement business strategies and oversee the Company's risk management efforts.

The Board appreciates that any advantages gained by having a single Chair/CEO must be weighed against any associated independence concerns. However, the Company has implemented adequate safeguards to address those concerns.

Regularly scheduled Board meetings include a session of all directors and the CEO. Each director is an equal participant in each decision made by the full Board. In addition, the Board meets in regularly scheduled executive sessions without the participation of the CEO or other senior executives. The Presiding Director is generally the Chair of the Corporate Governance Committee, unless there is a matter within the responsibility of another committee, such as CEO evaluation and compensation, when the Chair of the responsible committee presides. The Presiding Director also serves as liaison between the Chair and independent directors and has authority to call meetings of the independent directors.

Eleven of the Board's twelve directors are independent directors in accordance with the standards of independence of the New York Stock Exchange and as described in the Corporate Governance Guidelines. The Corporate Governance Committee as well as the Board annually reviews relationships that directors may have with the Company to make a determination of whether there are any material relationships that would preclude a director from being independent.

Directors have access to the Company's management. As necessary and appropriate, the Board and its committees may also retain outside legal, financial or other advisors.

Board's Role in the Oversight of Risk Management

The Board has an active role, directly and through the Board's committee structure, in the oversight of the Company's risk management efforts. The Board regularly reviews and discusses with members of management information regarding the Company's business disruption, economic, environmental, legal, regulatory, reputational, strategic, technological and other risks, their potential impact, and the Company's risk mitigation efforts. Each Board committee plays a key role in overseeing the Company's management of risks that are within the committee's area of focus.

By way of example: The Compensation Committee is responsible for overseeing the management of risks relating to the Company's executive compensation practices. The Audit Committee oversees management of accounting, auditing, external reporting and internal control risks. The Corporate Governance Committee addresses risks associated with director independence and potential conflicts of interest. The Environmental Policy Committee focuses on risks associated with emerging regulatory developments related to the environment. The Science and Technology Committee considers key research and development initiatives and the risks related to those programs.

Although each committee is responsible for overseeing the management of certain risks, the full Board is regularly informed by its committees about such risks. This enables the Board and its committees to coordinate risk oversight and the relationships among the various risks.

Board's Consideration of Diversity

The Board does not have a formal policy with respect to diversity. However, the Board and the Corporate Governance Committee each believe that it is essential that the Board members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of the Company's stockholders. See Corporate Governance Guidelines, page 4, under "Qualifications" and the Director Nomination Process at Appendix "A."

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for Directors with provisions specifically applicable to directors. In addition, the Company has a Code of Conduct applicable to all employees of the Company, including executive officers, and a Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics for the DuPont Board of Directors, the DuPont Code of Conduct, and Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Controller are available on the Company's website (www.dupont.com) under Investor Center, Corporate Governance. Copies of these documents may also be obtained free of charge by writing to the Corporate Secretary.

Office of the Chief Executive

The Office of the Chief Executive (OCE) has responsibility for the overall direction and operations of all the businesses of the Company and broad corporate responsibility in such areas as corporate financial performance, environmental leadership and safety, development of global talent, research and development and global effectiveness. All eight members are executive officers.

Audit Committee Report

The Audit Committee of the Board of Directors (the "Committee") assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company's internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee Charter adopted by the Board and last amended and restated effective March 4, 2009. The Charter is available on the Company's website (www.dupont.com) under Investor Center, Corporate Governance.

The Committee is comprised of five directors, all of whom meet the standards of independence adopted by the New York Stock Exchange and the Securities and Exchange Commission. Subject to stockholder ratification, the Committee appoints the Company's independent registered public accounting firm. The Committee approves in advance all services to be performed by the Company's independent registered public accounting firm in accordance with the Committee's Policy on Pre-approval of Services Performed by the Independent Registered Public Accounting Firm. A summary of the Policy is included with this Proxy Statement as part of the proposal seeking ratification of the independent registered public accounting firm.

Management is responsible for the Company's financial statements and reporting process, for establishing and maintaining an adequate system of internal control over financial reporting, and for assessing the effectiveness of the Company's internal control over financial reporting. PricewaterhouseCoopers LLP ("PwC"), the Company's independent registered public accounting firm, is responsible for auditing the Company's Consolidated Financial Statements and for assessing the effectiveness of internal control over financial reporting. The Committee has reviewed and discussed the Company's 2009 Annual Report on Form 10-K, including the audited Consolidated Financial Statements of the Company and Management's Report on Internal Control over Financial Reporting, for the year ended December 31, 2009 with management and with representatives of PwC.

The Committee has also discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Committee has received from PwC the letter and written disclosures required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with PwC its independence.

The Committee has considered whether the provision to the Company by PwC of limited non-audit services is compatible with maintaining the independence of PwC. The Committee has satisfied itself as to the independence of PwC.

Based on the Committee's review of the audited Consolidated Financial Statements of the Company, and on the Committee's discussions with management of the Company and with PwC, the Committee recommended to the Board of Directors that the audited Consolidated Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

    AUDIT COMMITTEE

    Lois D. Juliber, Chair
    Curtis J. Crawford
    John T. Dillon
    Eleuthère I. du Pont
    Marillyn A. Hewson

Directors' Compensation

Nonemployee directors receive compensation for Board service, which is designed to fairly compensate directors for their Board responsibilities and align their interests with the long-term interests of stockholders.

The Compensation Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors' compensation. The process for setting director pay is guided by the following principles:

•
Transparency

–
Director compensation is reviewed annually by the Compensation Committee, with recommendation to the full Board which approves changes to director pay.
–
Details of director compensation are disclosed in the proxy statement annually.

•
Fair and competitive compensation that aligns director behavior with the best interests of stockholders

–
A significant portion of the annual retainer is paid in restricted stock units ("RSUs"), the restrictions on which lapse over a three-year period.
–
Stock Ownership Guidelines exist to encourage ownership.
–
DuPont's goal is to assure competitive levels of director pay, reflective of the significant time commitment expected, through a director compensation program built upon an annual retainer and committee fees (in lieu of meeting fees).
–
Directors must act in the best interests of the Company and its stockholders. DuPont's Stock Ownership Guidelines and use of RSUs support and reinforce this commitment.
–
Director compensation is monitored closely against Market trends and external practices, as well as against changes at the Peer Group companies. "Market" and "Peer Group" are defined on pages 24-25.

With the assistance of Frederic W. Cook & Co., Inc., the independent compensation consultant retained by the Compensation Committee, the Committee closely monitors trends in director compensation in the marketplace. The compensation program for nonemployee directors for 2009 and 2010 is described in detail in the chart below:

Compensation Element	2009	2010

Annual Retainer	$85,000* (cash)	$85,000 (cash)
(Cash and Long-Term Incentive)	$115,000 — delivered in the form of 4,940 restricted stock units	$115,000 — delivered in the form of 3,440 restricted stock units
	Granted February 4, 2009; provide for dividend equivalent units; restrictions lapse in three equal annual installments; payable in stock	Granted February 3, 2010; provide for dividend equivalent units; restrictions lapse in three equal annual installments; payable in stock

Non-Executive Chair of the Board — Retainer	$750,000 (cash)	Not applicable.

Annual Committee Member Fee	Audit $15,000	Audit $15,000
	All Other Committees $9,000	All Other Committees $9,000

Annual Committee Chair Fee	Audit $25,000	Audit $25,000
	All Other Committees $18,000	All Other Committees $18,000

Stock Ownership Guidelines	2 × Total Annual Retainer = $400,000	2 × Total Annual Retainer = $400,000

*
In 2009, the Board took a voluntary 6% reduction in the cash portion of the Annual Retainer, aligned with management's voluntary unpaid time off program.

The Company does not pay meeting fees, but does pay for or reimburse directors for reasonable travel expenses related to attending Board, committee, educational, and Company business meetings. Details are reflected in the 2009 Directors' Compensation table below. E. J. Kullman, Chair of the Board, received no additional compensation for her service as a director.

2009 DIRECTORS' COMPENSATION

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total

S. W. Bodman	$63,571	$96,005	—	$200	$159,776
R. H. Brown	115,904	115,003	—	33,093	264,000
R. A. Brown	97,904	115,003	—	25,214	238,121
B. P. Collomb	97,904	115,003	—	28,718	241,625
C. J. Crawford	121,904	115,003	$18,768	27,261	282,936
A. M. Cutler	94,904	115,003	—	25,792	235,699
J. T. Dillon	121,904	115,003	—	29,408	266,315
E. I. du Pont	112,904	115,003	—	16,343	244,250
M. A. Hewson	103,904	115,003	—	22,196	241,103
C. O. Holliday, Jr.(6)	775,321	115,003	—	—	890,324
L. D. Juliber	122,904	115,003	18,589	25,068	281,564
W. K. Reilly	115,904	115,003	19,240	29,379	279,526

(1)
The term of office for directors who are elected at the Company's Annual Meeting of Stockholders begins immediately following the election and ends upon the election of directors at the annual meeting held the following year. Board retainer and committee fees are paid monthly, and reflect the 6% voluntary reduction in the cash portion of the Annual Retainer that directors took in 2009.

(2)
Outstanding equity awards data for individual directors are noted below:

Name	Outstanding Stock Awards at December 31, 2009(a)	Outstanding Option Awards at December 31, 2009

S. W. Bodman	3,334	—
R. H. Brown	8,021	20,000
R. A. Brown	8,023	—
B. P. Collomb	8,023	—
C. J. Crawford	8,021	20,000
A. M. Cutler	6,828	—
J. T. Dillon	8,021	8,700
E. I. du Pont	8,021	—
M. A. Hewson	8,105	—
C. O. Holliday, Jr.(b)	5,252	—
L. D. Juliber	8,021	20,000
W. K. Reilly	8,021	20,000

(a)
Includes dividend equivalent units. Does not include deferred units.
(b)
Includes only stock awards or option awards granted as a nonemployee director. Stock and option awards associated with Mr. Holliday's tenure as an executive officer are included in the Outstanding Equity Awards table on page 48.
(3)
Represents the aggregate grant date fair value of RSUs granted in 2009 as computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718

  Compensation — Stock Compensation. Awards are prorated for directors who join the Board during the year.

(4)
Includes change in pension value under the Company's discontinued retirement income plan for nonemployee directors.

This column is also intended to report above-market earnings on nonqualified deferred compensation balances. The interest rate used to credit earnings on deferrals under the DuPont Stock Accumulation and Deferred Compensation Plan for Directors is the 30-year Treasury rate, which is traditionally below the applicable federal market rate. Accordingly, no above-market earnings are reported in this column.

(5)
Includes Company-paid accidental death and disability insurance premiums and accruals made in 2009 for nonemployee directors under the discontinued Directors' Charitable Gift Plan. For more information on the Directors' Charitable Gift Plan, see the narrative discussion below.

(6)
On February 1, 2009, Mr. Holliday became Non-executive Chair of the Board. Represents compensation related to his service as Non-executive Chair of the Board. Mr. Holliday retired from the Board effective December 31, 2009.

Stock Ownership Guidelines

Stock ownership guidelines require each nonemployee director to hold DuPont Common Stock equal to a multiple of two times the Annual Retainer. Directors have up to five years from date of election to achieve the required ownership. As of the end of 2009, ten of eleven nonemployee directors met or exceeded the ownership requirements. The remaining director is on track to achieve the ownership goal within the five-year period.

Deferred Compensation

Under the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, a director may defer all or part of the Board retainer and committee fees in cash or stock units until a specified year, until retirement as a director, or until death. Interest accrues on deferred cash payments and dividend equivalents accrue on deferred stock units. This deferred compensation is an unsecured obligation of the Company.

Retirement Income Plan

The Company's retirement income plan for nonemployee directors was discontinued in 1998. Nonemployee directors who began their service on the Board before the plan's elimination continue to be eligible to receive benefits under the plan. Annual benefits payable under the plan equal one-half of the annual Board retainer (exclusive of any committee compensation and stock, RSU or option grants) in effect at the director's retirement. Benefits are payable for the lesser of life or ten years.

Directors' Charitable Gift Plan

In October 2008, the Company discontinued its Charitable Gift Plan with respect to future directors. The Directors' Charitable Gift Plan was established in 1993. After the death of a director, the Company will donate five consecutive annual installments of up to $200,000 each to tax-exempt educational institutions or charitable organizations recommended by the director and approved by the Company.

A director is fully vested in the plan after five years of service as a director or upon death or disability. The plan is unfunded; the Company does not purchase insurance policies to satisfy its obligations under the plan. The directors do not receive any personal financial or tax benefit from this program because any charitable, tax-deductible donations accrue solely to the benefit of the Company. Employee directors may participate in the plan if they make a required annual contribution.

Accidental Death and Disability Insurance

The Company maintains $300,000 accidental death and disability insurance on nonemployee directors.

1 — ELECTION OF DIRECTORS

The 12 nominees for election as directors are identified on pages 17 through 21. All nominees are now members of the Board of Directors. C. O. Holliday, Jr. retired as Chair of the Board on December 31, 2009.

The Board has determined that, except for E. J. Kullman, Chair and Chief Executive Officer, each of the nominees and each other person who served as director during 2009 (except Mr. Holliday) is or was, as the case may be, independent within the independence requirements of the New York Stock Exchange listing standards and in accordance with the Guidelines for Determining the Independence of DuPont Directors set forth in the Board's Corporate Governance Guidelines. See pages 6-7.

The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Corporate Governance Committee, or the Board may reduce the number of directors to eliminate the vacancy.

The Board's Corporate Governance Guidelines describe qualifications for directors: Directors are selected for their integrity and character; sound, independent judgment; breadth of experience, insight and knowledge; and business acumen. Leadership skills, scientific or technology expertise, familiarity with issues affecting global businesses in diverse industries, prior government service, and diversity are among the relevant criteria, which will vary over time depending on the needs of the Board. Additionally, directors are expected to be willing and able to devote the necessary time, energy and attention to assure diligent performance of their responsibility.

When considering candidates for nomination, the Committee takes into account these factors to assure that new directors have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and will be most effective, in conjunction with other directors, in serving the long-term interest of all stockholders. The Committee will not nominate for election as a director a partner, member, managing director, executive officer or principal of any entity that provides accounting, consulting, legal, investment banking or financial advisory services to the Company.

The following material contains information concerning the nominees, including their period of service as director, their recent employment, other directorships, including those held during the past five years with a public company or registered investment company, and age as of the 2010 Annual Meeting.

SAMUEL W. BODMAN, 71                                                 Director since 2009

Former United States Secretary of Energy, a position he held from January 2005 to January 2009. Mr. Bodman previously served as Deputy Secretary of the Treasury from February 2004 to January 2005, and Deputy Secretary of Commerce from June 2001 to February 2004. He also serves as a director of AES Corporation (since 2009) and Hess Corporation (since 2009), and as a trustee of Cornell University. Prior to beginning his government service in 2001, Mr. Bodman was chairman, chief executive officer, and a director of Cabot Corporation, a global producer of specialty chemicals and materials.

Mr. Bodman brings the Board a wealth of government relations experience from his time spent in the federal government as Secretary of Energy and Deputy Secretary of the Treasury, provides the Board with critical investment management input from his role as chief operating officer at Fidelity Investments and offers global business perspective developed through his leadership of Cabot Corporation.

RICHARD H. BROWN, 62                                                 Director since 2001

Former chairman and chief executive officer of Electronic Data Systems Corporation, a leading global services company. Mr. Brown is a director of Browz Group, LC. He is a former member of The Business Council, The Business Roundtable, U.S.-Japan Business Council, the French-American Business Council, the President's Advisory Committee on Trade and Policy Negotiations and the President's National Security Telecommunications Advisory Committee. Mr. Brown formerly served as a director of The Home Depot, Inc. (2000-2006).

From his experiences as the chief executive officer and chairman of the board of several large public companies, and his role on the compensation and governance committees of others, Mr. Brown offers the Board important global insights in the areas of international business management, corporate governance, human resources, information technology and investor relations.

ROBERT A. BROWN, 58                                                 Director since 2007

President of Boston University since September 2005. He previously was provost and professor of chemical engineering at the Massachusetts Institute of Technology from July 1998 through July 2005. Dr. Brown is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, the National Academy of Engineering and a former member of the President's Council of Advisors on Science and Technology.

With his science and engineering background and from his positions at Boston University and Massachusetts Institute of Technology, Dr. Brown provides the Board with an invaluable science and technology perspective combined with senior management capabilities.

BERTRAND P. COLLOMB, 67                                                 Director since 2007

Former chairman, from 1989 to 2007, and chief executive officer, from 1989 to 2004, of Lafarge, a global manufacturer of building materials, headquartered in Paris, France. He is also a director of Total and ATCO Ltd. (both since 2000). Mr. Collomb is chairman of the French Institute of International Relations (IFRI) and the French Institute for Science and Technology (IHEST). Mr. Collomb is founder of the Center for Management Research at the Ecole Polytechnique, former chairman of the World Business Council for Sustainable Development and a member of the Institut de France.

Mr. Collomb gives the Board significant insight in the areas of global business, environmental management and corporate governance from his experience as chair and chief executive officer of LaFarge (a leader in environmental management), and his positions on other boards, including as Chair of the World Business Council for Sustainable Development. Mr. Collomb also has important non-governmental organization ("NGO") experience to share with the Board from his roles as chair of IFRI and IHEST.

CURTIS J. CRAWFORD, 62                                                 Director since 1998

President and Chief Executive Officer, since June 2003, of XCEO, Inc., a consulting firm specializing in leadership and corporate governance, and author of three books on these subjects. He formerly served as president and chief executive officer of Onix Microsystems, Inc. Dr. Crawford is a director of ITT Corporation (since 1996) and ON Semiconductor Corporation (since 1999). He also serves as a trustee of DePaul University. Dr. Crawford formerly served as a director of Agilysis, Inc. (2005-2008)

Through his senior leadership roles in the technology sector, Dr. Crawford provides the Board with expertise in the areas of information technology, research and development, finance, new business development, marketing and manufacturing. As a consultant, Dr. Crawford offers unique perspectives on governance and organizational effectiveness.

ALEXANDER M. CUTLER, 58                                                 Director since 2008

Chairman and Chief Executive Officer, since 2000, of Eaton Corporation, a global diversified industrial manufacturer. He formerly served as president and chief operating officer, executive vice president and chief operating officer-Controls and executive vice president-Operations. He serves on the boards of KeyCorp (since 2000), The Electrical Manufacturers Club, The Greater Cleveland Partnership, United Way Services of Greater Cleveland, and the Musical Arts Association. He also chairs the Corporate Leadership Initiative of the Business Roundtable and is a member of The Business Council.

As Chair and CEO of a Fortune 200 company, Mr. Cutler gives the Board a wealth of global business management, finance, investor relations and marketing experience in a multinational manufacturing company. Through his other board roles and his position as chair of The Business Roundtable Corporate Initiative (which includes corporate governance and financial regulatory reform), Mr. Cutler also provides the Board with important insights in the areas of corporate governance and government relations.

JOHN T. DILLON, 71                                                 Director since 2004

Senior Managing Director, since March 2005, of Evercore Partners. From April 1996 to October 2003, Mr. Dillon was the chairman and chief executive officer of International Paper, a global paper and paper distribution, packaging and forest products company. He is a director of Caterpillar, Inc. (since 1997) and Kellogg Company (since 2000). Mr. Dillon formerly served as a director of Specialty Products & Insulation Co. (2005-2009). Mr. Dillon is a former chairman of The Business Roundtable, was a member of the President's Advisory Council on Trade Policy and Negotiations and served as chairman of the National Council on Economic Education.

Mr. Dillon offers the Board a breadth of global business management experience from his position as chairman and chief executive officer of International Paper, including in such areas as manufacturing, marketing, environmental management, human resources, finance and investor relations. Mr. Dillon also provides significant governance and government relations expertise, as former Chairman of The Business Roundtable and through his efforts with the Sustainable Forestry Initiative and private equity investment management experience developed in his capacity as a senior managing director of Evercore Partners.

ELEUTHÈRE I. DU PONT, 43                                                 Director since 2006

President, Longwood Foundation since 2008. In 2007 and 2008, he served as senior vice president, operations and chief financial officer of drugstore.com, a leading online provider of health, beauty, vision and pharmacy products. Prior to that, Mr. du Pont served as president and chief financial officer of Wawa, Inc., a chain of food markets in the mid-Atlantic region with sales of $5 billion.

From his experiences as president and chief financial officer, Mr. du Pont brings to the Board expertise on corporate governance, accounting, finance, information technology, investment management, investor relations and procurement. He also brings a unique perspective from his roles leading safety, supply chain and operations.

MARILLYN A. HEWSON, 56                                                 Director since 2007

Executive Vice President, since January 2010, Electronic Systems, Lockheed Martin Corporation, a leader in providing advanced technology products, services and systems integration solutions to defense, civil and commercial customers worldwide. She formerly served as president, Lockheed Martin Systems Integration-Owego from September 2008 through December 2009, executive vice president, global sustainment for Lockheed Martin Aeronautics Company from April 2007 to August 2008, and president, Logistics Services from January 2007 to March 2007. Prior to that, Ms. Hewson was president, Kelly Aviation Center L.P. Ms. Hewson is a member of the Board of Visitors of the College of Commerce and Business of the University of Alabama. She formerly served as a director of Carpenter Technology Corporation (2002-2006).

Through experiences gained in senior leadership roles at Lockheed Martin, Ms. Hewson provides to the Board broad insight and knowledge on global business management, human resources, finance, supply chain, leveraged services, internal audit and government contracting. In addition, Ms. Hewson offers expertise in government relations.

LOIS D. JULIBER, 61                                                 Director since 1995

Retired vice chairman, a position she held from July 2004 to March 2005, of Colgate-Palmolive Company, the principal business of which is the production and marketing of consumer products. Ms. Juliber was chief operating officer of Colgate-Palmolive from 2000 to 2004. She formerly served as executive vice president-Developed Markets, president, Colgate-Palmolive North America and chief technological officer of Colgate-Palmolive. Ms. Juliber is a director of Goldman Sachs (since 2004) and Kraft Foods Inc. (since 2007). She also serves as Chairman of the MasterCard Foundation and a member of the board of trustees of Wellesley College and Women's World Banking.

Ms. Juliber brings deep and broad global advertising, consulting, finance, human resources, management, consumer products marketing and new business development expertise to the Board from her roles as vice-chair, chief operating officer and chief technological officer at Colgate-Palmolive. In addition, Ms. Juliber provides important audit and governance knowledge from her experiences at Colgate-Palmolive, and her service on the boards of other multinational corporations and nonprofit organizations.

ELLEN J. KULLMAN, 54                                                 Director since 2008

Chair, since January 2010, and Chief Executive Officer of DuPont since January 2009. Mrs. Kullman served as president of DuPont from October 2008 to December 2008. From June 2006 through September 2008, she served as executive vice president responsible for DuPont Coatings & Color Technologies; DuPont Electronic & Communication Technologies; DuPont Performance Materials; DuPont Safety & Protection; Marketing & Sales; Pharmaceuticals; Risk Management; and Safety & Sustainability. Prior to that, Mrs. Kullman was group vice president-DuPont Safety & Protection. She is a member of the boards of Tufts University and the U.S.-India CEO Forum. Mrs. Kullman formerly served as a director of General Motors Company (2004-2008).

As Chief Executive Officer of the Company, Mrs. Kullman is best suited to ensure that critical business issues are brought before the Board, which enhances the Board's ability to oversee the development and implementation of business strategies and the Company's risk management efforts. The Board believes that the Company is typically best served by combining the role of Chair and Chief Executive Officer. For a discussion of the Board's leadership structure, refer to page 11 of this Proxy Statement.

WILLIAM K. REILLY, 70                                                 Director since 1993

Senior Advisor, since October 2006, at TPG Capital LP and Founding Partner, since 1997, of Aqua International Partners, L.P., an affiliate of TPG Capital LP which finances water supply and renewable energy. He formerly served as administrator of the United States Environmental Protection Agency, and president of World Wildlife Fund and The Conservation Foundation. Mr. Reilly is a director of ConocoPhillips (since 2002), Royal Caribbean International (since 1998), National Geographic Society and the Packard Foundation. He also serves as Chairman Emeritus of the Board of World Wildlife Fund, Chairman of the Advisory Board of the Nicholas Institute for Environmental Policy Solutions of Duke University and Co-Chair of the National Commission on Energy Policy.

Mr. Reilly brings significant environmental management skills to the Board from his experience with the White House, NGOs and executive agencies, along with private sector environmental experience. As former Administrator of EPA, co-chair of the National Commission on Energy Policy, and a board member of Climate Works, Mr. Reilly has developed invaluable government relations capabilities. Mr. Reilly also offers strong legal, finance, consulting, investment management and governance capabilities from his roles at TPG Capital LP and on the boards of other organizations.

Ownership of Company Stock

As of December 31, 2009, there were no beneficial owners known to DuPont of more than five percent of DuPont's outstanding Common Stock. The following table includes shares of DuPont Common Stock beneficially owned by each director and nominee, by each executive officer named in the 2009 Summary Compensation Table on page 42 of this Proxy Statement and by all directors and executive officers as a group as of December 31, 2009. Under rules of the Securities and Exchange Commission, "beneficial ownership" includes shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not the shares are held for the individual's benefit.

	Amount and Nature of Beneficial Ownership (Number of Shares)

Name	Direct(1)	Indirect(2)	Right to Acquire(3)	Percent of Class(4)

S. W. Bodman	41,100	—	2,091

J. C. Borel	25,134	10,770	440,469

R. H. Brown	2,340	—	41,866

R. A. Brown	—	110	2,704

B. P. Collomb	5,290	—	2,704

T. M. Connelly, Jr.	44,556	73,441	741,919

C. J. Crawford	150	235	35,822

A. M. Cutler	2,000	—	7,935

J. T. Dillon	1,000	—	15,083

E. I. du Pont	769	1,361	4,519

N. C. Fanandakis	20,414	—	149,076

R. R. Goodmanson	—	—	1,621,533

M. A. Hewson	2,000	—	10,954

C. O. Holliday, Jr.	314,387	—	3,347,655

L. D. Juliber	—	600	48,598

J. L. Keefer	48,991	—	451,022

E. J. Kullman	93,500	6,602	890,312

W. K. Reilly	—	—	60,399

Directors and Executive Officers as a Group	642,115	94,085	8,708,953	1.0%

  (1)
  These shares are held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account.

  (2)
  This column includes other shares over which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power, and shares held under the DuPont Retirement Savings Plan.

  (3)
  This column includes shares which directors and executive officers had a right to acquire beneficial ownership of within 60 days from December 31, 2009, through the exercise of stock options or through the conversion of restricted stock units or deferred stock units granted or held under DuPont's equity-based compensation plans.

  (4)
  Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.5% of the outstanding shares of the class.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers are required to file reports of ownership and changes in ownership of DuPont Common Stock with the Securities and Exchange Commission. All such filings were timely made except an amendment to Form 3 was filed on behalf of Mr. Fanandakis in January 2010 to reflect a holding that had been inadvertently omitted from his original Form 3 filed on September 10, 2009.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2009 an officer or employee of DuPont or any of the Company's subsidiaries nor was any such person a former officer of DuPont or any of the Company's subsidiaries. In addition, no Compensation Committee member is an executive officer of another entity at which one of the Company's executive officers serves on the board of directors.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis ("CD&A") section included in this Proxy Statement.

The Compensation Committee has also reviewed and discussed the CD&A with management.

Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and in this Proxy Statement.

The members of the Compensation Committee of the Board of Directors have provided this report.

                 COMPENSATION COMMITTEE

                 John T. Dillon, Chair
                 Richard H. Brown
                 Curtis J. Crawford
                 Alexander M. Cutler
                 Eleuthère I. du Pont

Compensation Discussion and Analysis (CD&A)

Executive Compensation Philosophy and Core Principles

At DuPont (referred to throughout this CD&A as "Company", "we" or "our"), we are focused on delivering sustainable growth, increasing stockholder and societal value, and decreasing our environmental footprint. We strive to accomplish growth and innovation within our core values, which include safety and health, environmental stewardship, highest ethical behavior, and respect for people. The executive compensation programs at DuPont are designed to attract, motivate, reward and retain the high quality executives necessary for the leadership of the Company and accomplishment of our strategies. The following principles guide the design and administration of those compensation programs:

•
Programs should include a strong link between pay and performance, measured at all levels by placing a significant portion of compensation "at risk" based on Company, business unit and individual performance.

•
Programs should align executives with stockholders by creating a strong focus on stock ownership and be based on performance measures that drive long-term sustained stockholder value growth.

•
Programs should reinforce business strategies and reflect the Company's core values by rewarding improved business growth, promoting desired competencies and recognizing contributions to business success that are consistent with those core values.

•
Programs should ensure access to needed talent and protect against competitor recruitment of that talent by attracting, retaining, motivating, and rewarding senior executives through compensation opportunities that are market competitive and commensurate with the executive's responsibilities, experience and demonstrated performance.

Determining Executive Compensation

An important aspect of the Compensation Committee's annual work relates to the determination of compensation for the Company's Named Executive Officers ("NEOs") and other Section 16 officers. The NEOs are the Company's Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and the three other most highly compensated executive officers. The former Executive Chair and former Executive Vice President and Chief Operating Officer are also NEOs for 2009.

In 2009, the Compensation Committee (the "Committee" for purposes of this CD&A) retained Frederic W. Cook & Co., Inc. ("Cook") to serve as an independent compensation consultant to the Committee on executive compensation matters. Cook performs work at the direction and under the supervision of the Committee, and provides advice, research and analytical services on a variety of subjects, including compensation of NEOs, nonemployee director compensation, and executive compensation trends. Cook provided no services to DuPont other than those provided to the Committee.

Base salary, short-term incentive ("STIP") awards under the cash-based component of the Company's Equity and Incentive Plan ("EIP") and long-term incentive ("LTI") awards issued under the EIP for the CEO are reviewed and recommended by the Committee and approved by the independent members of the Board of Directors. Base salary, STIP and LTI awards for the other NEOs (and other Section 16 officers) are reviewed and recommended by the CEO and approved by the Committee.

Competitive Analysis

All compensation elements are assessed primarily against published compensation surveys that represent large companies with median revenue comparable to DuPont's ("Market"), including surveys by Towers Perrin, Mercer, Hewitt, Watson Wyatt Data Services and Hay Group. We believe that this approach ensures a complete and robust picture of the overall compensation environment and consistent comparisons for the CEO and other NEOs.

We also use a select group of peer companies ("Peer Group") to: (i) benchmark pay design (mix, performance criteria, etc.); (ii) measure financial performance; and (iii) test the link between pay and performance. Because of the smaller number of Peer Group companies, we occasionally find some volatility in compensation data year over year. For this reason, we use Peer Group information only to validate the results of our competitive Market analysis.

The Committee regularly reviews the Peer Group and last revised the companies comprising the Peer Group in 2007. The Peer Group represents the multiple markets in which we compete — including markets for executive talent, customers and capital — and is comprised of large, high-performing U.S.-based companies with a strong scientific focus and/or research intensity and a strong international presence. In 2009, The Dow Chemical Company completed the acquisition of Rohm and Haas Company. As a result, we have removed Rohm and Haas Company from our current Peer Group.

The Peer Group includes the following companies:

Company	Industry (Global Industry Classification Standard)	Revenue (millions)*
3M Company	Industrial Conglomerates	$23,123
Abbott Laboratories	Pharmaceuticals	30,765
Air Products & Chemicals, Inc.	Industrial Gases	8,256
Baxter International	Health Care Equipment	12,562
The Boeing Company	Aerospace & Defense	68,281
Caterpillar Inc.	Construction & Farm Machinery & Heavy Trucks	32,396
Eastman Kodak Company	Photographic Products	7,606
Emerson Electric Company	Electrical Components & Equipment	20,915
Hewlett-Packard Company	Computer Hardware	114,552
Honeywell International Inc.	Aerospace & Defense	30,908
Ingersoll-Rand Company Ltd.	Industrial Machinery	13,195
Johnson & Johnson	Pharmaceuticals	61,897
Johnson Controls Inc.	Auto Parts & Equipment	28,497
Kimberly Clark Corporation	Household Products	19,115
Merck & Co., Inc.	Pharmaceuticals	27,428
Monsanto Company	Fertilizers & Agricultural Chemicals	11,724
Motorola, Inc.	Communications Equipment	22,044
Proctor & Gamble Company	Household Products	79,029
United Technologies Corporation	Aerospace & Defense	52,920
DuPont	Diversified Chemicals	26,109
*
Annual Revenue as reported in latest company Form 10-K

Total Compensation Review

In addition to reviewing external compensation practices, the Committee reviews all components (including perquisites) of the current and historic compensation of the NEOs. That review includes a comprehensive analysis of past compensation actions and the development of detailed tally sheets for the NEOs. Tally sheets permit the Committee to see all elements of actual and potential future compensation of the NEOs, as well as information about wealth accumulation. This assists the Committee's analysis of individual elements of compensation (including mix) as well as total actual and projected compensation.

Tally sheets include the following information: current base salary, current short and long-term incentives, cash compensation history (including short-term incentives), equity award history (with potential and realized values), cash flow history and stock option exercise history, and a review of the benefits that would become payable upon various termination scenarios.

Pay Equity Multiple

To ensure that NEOs are paid appropriately relative to each other and that we appropriately manage the pay differential between the CEO and the other NEOs, we apply a pay equity multiple to average total cash compensation ("TCC" equals base salary plus STIP awards) and average total direct compensation ("TDC" equals TCC plus LTI awards). The TCC pay multiple for the CEO is two to three times the average of the other NEOs. The TDC pay multiple for the CEO is three to four times the average of the other NEOs.

Using NEOs as the comparison group provides for a stable group not dependent on titles. It also offers transparency and the ability to compare to the Peer Group or other companies.

Executive Compensation Process Review

To confirm that DuPont's executive compensation decision-making process is appropriate and effective, the Committee engaged Soundboard Review Services, LLC ("Soundboard"), an independent firm that reviews public company board actions objectively on behalf of stockholders.

Soundboard interviewed members of management, the Committee and Cook. Soundboard also reviewed public and nonpublic documents including: Committee agendas, Committee charter and other administrative documents; Committee meeting minutes and communications; internal Company analyses and recommendations reviewed and acted upon by the Committee (including, but not limited to, risk assessments, tally sheets and process descriptions); compensation plans and programs and internal reports concerning their design, possible alternatives or modifications, payout factors and target levels; and executive and Committee performance reviews and self-evaluations. Soundboard's review did not address the relative merits of the Company's executive compensation programs or the amounts or forms of remuneration awarded to the Company's executives.

Based on this review, Soundboard concluded that with respect to executive compensation, the Board and Committee have adopted and implemented sound practices and processes for developing and reviewing pay plans and programs; setting executive compensation levels and performance targets; reporting to stockholders; selecting and using internal and external resources; determining the composition of the Committee and establishing and updating its charter and mandate; complying with relevant legal and regulatory requirements; and analyzing, preparing for, and responding to extraordinary events.

*  *  *

The Committee reviewed all components of each NEO's compensation and utilized Market and Peer Group data to perform a competitive compensation analysis. Based on this review, the Committee determined that the NEOs' compensation is consistent with the Market, the Company's financial performance and each individual's performance and experience. The Committee believes that the NEOs' total compensation in the aggregate is reasonable, competitive and not excessive.

Executive Compensation Overview

Our compensation programs support our business strategies by providing incentives to grow the business, increase earnings, generate and preserve cash, improve return on investments, and grow stockholder value, all in a manner consistent with our core values. In addition to aligning the NEOs' interests with those of our stockholders, we recognize the individual and team performance of each NEO in meeting our business objectives.

Components of the Executive Compensation Program

We believe that a performance-oriented program, which provides competitive compensation, maintains internal equity and is cost effective, allows us to attract and retain superior executive talent and remain true to our executive compensation philosophy and core values.

Our executive compensation program consists of the following components:

•
base salary
•
annual short-term incentive ("STIP") awards
•
long-term incentive ("LTI") awards
-
stock options
-
performance-based restricted stock units ("PSUs")
-
time-vested restricted stock units ("RSUs")
•
benefits
•
limited perquisites

Compensation Practices and Risk

The Committee regularly monitors the Company's compensation programs to assess whether those programs are motivating the appropriate behaviors while driving the Company's performance. In 2009, the Committee conducted an additional in-depth analysis of the Company's executive compensation programs to ensure that those plans promote the appropriate level of risk-taking behavior. Based on that review, the Committee determined that the Company's executive compensation programs encourage the appropriate levels of risk-taking given the Company's risk profile. The Committee's review encompassed a broad range of design elements and the relationship of each to risk. A summary is provided below.

Mix of pay

The Committee determines each element of pay individually. Our executive programs are structured so that more than two-thirds of targeted TDC is contingent upon performance and, therefore, fluctuates with our financial results and share price, which we believe motivates executives to consider the impact of their decisions on stockholder value. To mitigate the possible risk inherent in the greater focus on LTI, executives receive an equal mix, by fair value on the date of grant, of stock options (rewards for stock price appreciation and direct link to stockholder experience), RSUs (intended as retention tool and linked to stock price) and PSUs (rewards key financial performance relative to peers in revenue growth and total stockholder return ["TSR"]). Overlapping performance cycles in the PSU program assure sustainability of performance.

For the CEO, 87% of TDC is at risk. Approximately 26% of the portion at risk is tied to achievement of annual incentive goals, and 74% is tied to achievement of share price or financial goals over a longer period. This allows us to motivate and reward in the short-term, while reinforcing the importance of maintaining the long-term perspective that has served our Company for over 208 years.

The targeted pay mix for NEOs in 2009 is displayed below.

2009 Target Compensation Mix and "Pay at Risk"

Mix of performance metrics

Our incentive plans incorporate top-line (e.g., revenue) and bottom-line (e.g., earnings) performance metrics to (i) assure that annual and long-term incentive plan objectives are aligned and (ii) encourage consistent behaviors and sustainable performance results.

Additional discussion regarding the objectives of the various performance metrics can be found under "Annual Short-Term Incentives" and "Long-Term Incentives" in this CD&A.

Leverage (pay/performance calibration)

Leverage represents the relationship between performance for a given metric and the corresponding payout factor for that metric. Leverage in the annual plan is in line with competitive practice and balances our internal approach to goal setting.

Other protections/controls

Payout limitations or "caps" play a vital role in risk mitigation and, with the exception of earnings per share ("EPS") growth, all metrics in the STIP and PSU programs are capped at 200% payout to protect against excessive payouts. Beginning in 2010, EPS growth will also be capped at 200% payout.

Clawback provisions, stock ownership guidelines and insider trading policies that prohibit executives from entering into derivative transactions also protect against excessive risk in the Company's incentive programs.

Base Salary

Base salaries serve as the foundation of our compensation program. Base salary provides a regular source of income for NEOs. The majority of other executive compensation elements, including annual STIP awards, LTI awards, and retirement benefits are driven from base salary or the midpoint of the salary structure. Consistent with our policy for all employees, base salaries for the NEOs (including the CEO) are targeted at the Market median.

The Committee reviews CEO Market and Peer Group data provided by Cook and, in executive session without management present, develops a recommended base salary increase for the CEO, based on performance, competitiveness, tally sheet review and internal equity. Final compensation actions for the CEO are approved by the independent Board members.

Management establishes salary rates and develops recommended salary increases for NEOs based on the factors identified for the CEO salary determination. The Committee reviews management's recommendations and approves base salary changes for each NEO.

For 2009, the merit budget was set at zero, and no merit increases were given to NEOs. Further, the Company implemented a Voluntary Unpaid Time Off Program asking its exempt/salaried/professional employees to voluntarily take time off without pay. The NEOs and other officers were asked to take three weeks off without pay, and other exempt/salaried/professionals were asked to take the equivalent of two weeks off without pay during 2009. All NEOs and other officers voluntarily took three weeks off without pay.

The 2010 base salary increase was 8.3% for the CEO, in recognition of her performance and additional responsibilities as Chair of the Board, and averaged 3.1% for the other NEOs. The increases fell within the Company's merit and promotion budget guidelines for all employees, reflected market adjustments as well as expansions of roles and responsibilities, and resulted in competitive positioning versus the Market at approximately the Market median.

Annual Short-Term Incentives

NEOs are eligible for STIP awards designed to align participants with our annual goals and objectives and stockholders' interests by creating a direct link to our financial and operational performance for the year. STIP targets are set as a percent of the salary structure midpoint.

At the beginning of each performance year, the STIP target percent for the CEO is reviewed by the Committee and approved by the independent members of the Board based on competitive Market data provided by Cook. At the conclusion of each performance period, the CEO's STIP award is calculated based on financial results and on her performance against critical operating tasks, reviewed by the Committee and approved by the independent members of the Board. Further, the Committee approves STIP targets for all participants, including the other NEOs, based on competitive Market data.

At the beginning of each fiscal year, the Committee approves the performance measures and weightings assigned to each measure. For 2009, STIP awards were based on the same metrics as 2008. However, in response to the importance of managing cash in the current economic environment, the Committee approved a change in weightings for 2009 to specifically focus the organization on the importance of maximizing cash, by doubling the weight of the cash flow from operations ("CFFO") metric to 20% and decreasing the revenue and after-tax operating income ("ATOI") metrics to 15% each.

In addition to financial metrics, the STIP design includes a "dynamic planning factor" ("DPF") to assess how well a business unit anticipates and responds to the business environment in a way that creates value for the Company. To determine the DPF payout factor, business units are assessed, both qualitatively and quantitatively, on a number of items, such as headwinds, tailwinds and other external factors, business period cost, inventory before last-in, first-out (LIFO) adjustment, free cash flow, and core values. The DPF performance analysis assures that our plan payouts are relevant to the current business strategy and recognize the external economic environment.

Our performance measures were selected to drive sustainable, profitable growth and return on investment in the business markets in which the Company competes.

For 2009, the STIP awards were determined based on the following formula, measures and weightings:

Target STIP = Salary Level Midpoint × Target STIP Percent
Final STIP = Target STIP × [Corporate Performance Payout Factor + Business Unit Performance Payout Factor + Individual Performance Payout Factor]

	Metric	Weighting	Rationale for Use

Corporate Performance	EPS [EPS excluding significant items compared to prior year's performance]	20%	• Most effective and common metric in measuring stockholder value • Closely aligns stockholder and executive interests • Provides insight with respect to ongoing operating results

Business Unit Performance CEO and other NEOs: Weighted average of performance for the various business units. Business unit positions: Business unit performance	ATOI [Business unit ATOI (excluding significant items) versus budget for the year]	15%	• Measures profitability at the business unit level leading to corporate EPS results

	Revenue [Business unit revenue versus budget for the year]	15%	• Reflects top line growth - critical to Company success

	CFFO [Business unit CFFO versus budget for the year]	20%	• Measures our ability to translate earnings to cash, indicating the health of our business and allowing the Company to invest for the future

	DPF	10%	• Reflects dynamic business environment and performance, based on achievement of specified objectives

Individual Performance	Individual Performance Assessment ("IPA")	20%

•       Based on the employee's performance
  versus personal, predetermined critical
  operating tasks or objectives and a
  qualitative assessment of performance
  on the Company's core values, e.g.,
  attainment of specific sales goals,
  achievement of fixed cost reduction
  targets, successful introduction of a
  new product

The measures of EPS and business unit ATOI that are used for calculation of STIP awards exclude significant items, as defined for our internal reporting purposes. Although not in accordance with Generally Accepted Accounting Principles in the United States of America ("GAAP"), we believe that these non-GAAP measures are appropriate because they provide insight with respect to ongoing operating results of the Company.

For the CEO and other NEOs, the final payout determination for 2009 is outlined below.

	Weight	Performance %	Payout Factor (Unweighted)	Payout Factor (Weighted)

Corporate Performance	20%	73%	56%	11%
Business Unit Performance	60%	97%	94%	57%
Individual Performance (NEOs)	20%	95 — 150%	95 — 150%	19 — 30%
Overall Payout Factors (NEOs)				87 — 98%

Corporate Performance in the table above was based on EPS (excluding significant items) of $2.03 and $2.78 for 2009 and 2008, respectively. The reconciliation below shows how EPS (excluding significant items) was calculated from EPS as reported in the Company's audited financial statements for the respective year.

	2008		2009

EPS (excluding significant items)	$2.78		$2.03
Significant Items	(0.58	)*	(0.11	)**
Reported EPS	2.20		1.92

*
Hurricane charges: ($0.16); 2008 Restructuring charges: ($0.42)

**
Hurricane proceeds and adjustments: $0.04; 2009 Restructuring charge: ($0.25); 2008 Restructuring charge: $0.06; 2008 and 2009 Restructuring adjustments: $0.04

Total annual STIP award payout is limited to 20% of consolidated net income before significant items after deducting six percent of net capital employed. Each year the Committee reviews operating results, excluding all significant items, in determining the overall limit on STIP awards. This ensures that the amount available for STIP awards fluctuates in relation to the Company's operating results. Over the past ten years, the Committee has approved payments on average of 48% of the maximum available, ranging from 31% to 87%. The final 2009 STIP award payout pool of $145 million was 47% of the maximum available amount.

In 2009, the Committee also conducted a comprehensive review of the STIP design to assure that it aligns participants with our annual goals and objectives and stockholders' interests by creating a direct link to our financial and operational performance. The review found the following:

•
Current metrics (EPS, Revenue, CFFO) balance top line and bottom line performance, are commonly used and have shown a strong correlation with increases in TSR (in normal markets);

•
The performance/payout leverage is slightly less than competitive practice, reflecting our risk profile as a company, and our rigor in setting performance targets; and

•
Performance on a number of financial metrics versus our Peer Group for 2008 generally fell in the second quartile (between 33rd and 42nd percentile); STIP payouts for the NEOs as a group versus Peer Group NEOs also fell in the second quartile at the 39th percentile, and aligned with our performance relative to the Peer Group.

The analysis showed that our plan:

•
Is well-balanced with a strong link between pay and performance (at corporate, business unit and individual levels);

•
Places significant portions of compensation "at risk";

•
Reinforces our business strategy; and

•
Supports the link between pay and performance, without encouraging excessive risk-taking behaviors.

Long-Term Incentives

Objectives

NEOs are eligible for LTI awards designed to accomplish the following objectives:

•
Provide more significant incentive for those who are responsible for our long-term growth and success

•
Link pay and performance — accelerate growth and balance this growth with productivity, profitability, and capital management

•
Align the interests of executives with stockholders

–
Increase stockholder value

–
Incorporate key metrics that drive stockholder value

•
Attract, retain, motivate and reward executive talent

•
Balance plan costs, such as accounting and dilution, with employee-perceived value, potential wealth creation opportunity and employee share ownership expectations

•
Ensure rewards pay out over multiple years to keep executives focused on longer-term results

Award Practices

All equity-based awards must be approved by the independent members of the Board or the appropriate Board committee. LTI awards are established as a dollar value, which is translated into an equal mix, by fair value on the date of grant, of stock options, RSUs and PSUs.

Annual awards to employees, including NEOs, are made at a pre-established Committee meeting in early February. This allows sufficient time for the market to absorb announcement of annual earnings, which is typically made during the fourth week of January. We do not time equity awards in coordination with the release of material nonpublic information. The grant price is the closing price on the date of grant.

Any occasional special awards to employees who are not executive officers are approved by the Special Stock Performance Committee (consisting of the Chairs of the Board and the Compensation Committee), to which the Board of Directors has delegated the authority to approve special equity grants. Awards are effective on the date of approval by the Special Stock Performance Committee.

Equity Vehicle Mix

To achieve the various long-term incentive objectives outlined above, and to offset any possible risk inherent in the greater focus on LTI, our program for NEOs consists of an equal mix, by fair value on the date of grant, of stock options, PSUs and RSUs. This balanced program allows us to reinforce specific business objectives, address business circumstances, talent needs and philosophical considerations and support our culture. The following table summarizes the performance drivers, mix and objectives for the various LTI components as they relate to NEOs:

	Stock Options	PSUs	RSUs

LTI Mix	1/3	1/3	1/3
Performance Drivers	• Stock price appreciation (longer-term)	• TSR (relative to Peer Group) • Revenue growth (intermediate-term) (relative to Peer Group)	• Stock price appreciation (intermediate-term)
Objectives	• Stockholder alignment and alignment with long-term business objectives • Stock ownership • Lead/support business strategy as it changes • Retention

•       Stockholder alignment and focus on business priorities such as revenue growth and TSR

•       Drive operating and financial performance

•       Specific alignment with objectives for balanced growth, profitability and capital management

•       Retention

•       Measure performance relative to Peer Group

• Capital accumulation • Retention • Stock ownership

Award Target

The Committee establishes LTI targets for each NEO at approximately the competitive Market median. LTI awards made to NEOs and other executives in February 2009 were reduced by 20% from 2008 values. In arriving at this decision, the Committee took into consideration the significant reduction in our share price and the anticipated fundamental changes to the competitive Market, while addressing the Company's objectives to motivate and retain employees for the long-term, link pay to performance and appropriately align our program with stockholder interests. Actual awards can range from 0% to 200% of the target. The range reflects an NEO's contribution to the achievement of longer-term critical operating tasks such as driving research productivity, developing sales capability and growing revenue in emerging markets. In 2009, individual LTI awards for NEOs ranged from 90% to 110% of the reduced target.

Stock Options

Nonqualified stock option grants are typically made annually at the closing price on the date of grant, vest in one-third increments over three years and, starting in 2009, carry a term of seven years (increased from six-year term for previous awards), which we believe creates a strong performance and retention incentive.

We do not reprice stock options. A reload feature is available for options granted from 1997 through 2003. Effective with options granted in 2004, option grants do not include a reload feature and we do not intend to add this feature in the future.

RSUs and PSUs

RSUs offer a retentive feature to our LTI program and provide further alignment with stockholders through increased ownership levels. RSUs are typically granted annually and vest in one-third increments over a three-year period.

The PSU program ensures both stockholder alignment and focus on business priorities by clearly communicating what is most important in driving business performance and creating stockholder value. Typically, PSUs are awarded to each NEO at the beginning of a three-year performance cycle. At the conclusion of the performance cycle, payouts can range from 0% to 200% of the target grant based on pre-established, performance-based corporate objectives. For awards granted in 2009, those objectives are revenue growth and TSR (both on a relative basis versus the Peer Group) over the three-year performance period. The payout on PSUs granted in 2009 will be determined based on the table below.

Performance Targets (2009 — 2011 Performance Period)

Revenue Growth Payout % × Target Award × 50%	+	TSR Payout % × Target Award × 50%	=	Final Award

DuPont Revenue Growth or TSR vs. Peer Group	Revenue Growth Payout % or TSR Payout %

Below 25th percentile*	0%
At 25th percentile*	25%
At 50th percentile*	100%
At or above 75th percentile*	200%
*Interim points are interpolated

2006 PSU Program (payable in 2009)

The performance period for PSUs awarded in 2006 ended on December 31, 2008. The final number of shares earned was based on revenue growth relative to the Peer Group (at the time of award), return on invested capital ("ROIC") relative to the Peer Group for performance year 2006 and an absolute ROIC target for performance years 2007 and 2008. The final payout determination was made in March of 2009 after a review of the Company's performance. Revenue growth fell at the 31st percentile rank versus the

Peer Group. ROIC performance fell at the 62nd percentile rank versus the Peer Group at that time for 2006. For 2007 and 2008, ROIC results were 16.2% and 12.1% respectively. This resulted in an overall payout of 35%.

	Final Performance		Final Payout

Year	Revenue Growth	ROIC	Payout Percent

2006	31st Percentile	62nd Percentile Rank vs. Peer Group	65%
2007	Rank vs. Peer	16.2%	40%
2008	Group	12.1%	0%
		Final Payout Percent*	35%

*
Average of 2006-2008 Payout Percentages

Further details are provided in the 2009 Option Exercises and Stock Vested table on page 51.

2007 PSU Program (payable in 2010)

The performance period for PSUs awarded in 2007 ended on December 31, 2009. The final number of shares earned was based on absolute ROIC target for each year of the three-year performance period and revenue growth relative to the Peer Group. The final payout determination was made in March of 2010 after a review of the Company's performance. Revenue growth fell at the 50th percentile relative to the Peer Group. ROIC results were 16.2%, 12.1% and 8.8%, respectively. This resulted in an overall payout of 30%.

	Final Performance		Final Payout

Year	Revenue Growth	ROIC	Payout Percent

2007	50th Percentile	16.2%	90%
2008	Rank vs. Peer	12.1%	0%
2009	Group	8.8%	0%
		Final Payout Percent*	30%

*
Average of 2007-2009 Payout Percentages

Further details are provided in the 2009 Option Exercises and Stock Vested table on page 51. Target units and year-end values for PSUs awarded in 2007 through 2009 are included in the Outstanding Equity Awards table.

Payout levels at 35% and 30% for the 2006 and 2007 PSU programs, respectively, demonstrate strong alignment of pay to long-term performance.

Benefits

Our global benefit philosophy for employees, including the NEOs and other executive officers, is to provide a package of benefits consistent with local practices and competitive within individual markets.

NEOs participate in the same health and welfare and retirement programs on the same terms and conditions as other employees. For U.S. parent company employees, this offering consists of the following:

•
Standard range of medical, dental and vacation benefits, as well as life insurance and disability coverage

•
Participation in the DuPont Pension and Retirement Plan and the DuPont Retirement Savings Plan ("RSP")

The DuPont Pension and Retirement Plan is a tax-qualified defined benefit plan under which benefits are based primarily on an employee's years of service and final average pay near retirement. Employees hired after December 31, 2006 do not participate in the plan. Employees hired or rehired after

December 31, 2006 participate only in the RSP, a tax-qualified defined contribution plan with a 401(k) feature.

In addition to these tax-qualified retirement plans, executive officers may participate in nonqualified retirement plans that restore those benefits that cannot be paid as a result of Internal Revenue Code ("IRC") limits applicable to tax-qualified retirement plans, including:

•
The Pension Restoration Plan. The purpose of the plan is to restore those benefits that cannot be paid by the Pension Plan as a result of IRC limits applicable to tax-qualified pension plans.

•
The Retirement Savings Restoration Plan ("RSRP"). The purpose of this plan is to provide eligible employees the opportunity to defer salary and receive a Company match and savings contribution on compensation that is ineligible to be considered in calculating benefits under the RSP due to IRC limits on compensation. A Company match and savings contribution is credited in an equivalent amount to what would have been provided under the tax-qualified savings plan absent IRC limits.

These plans, generally, apply to all eligible employees who exceed the IRC limits. Retirement benefits in excess of these limits are paid from our operating cash flows.

Starting in 2009, NEOs were eligible to participate in the DuPont Management Deferred Compensation Plan ("MDCP"), which allows eligible participants to defer a portion of base salary, STIP awards and LTI awards.

Perquisites and Personal Benefits

As a matter of business philosophy, we provide very limited perquisites or personal benefits to NEOs. Employees who receive LTI awards are occasionally provided financial education services such as seminars, which are focused on assisting employees to achieve the highest value from our compensation and benefits programs. In addition, personal financial counseling (excluding tax counseling) is provided to senior leaders, including NEOs. The cost of such financial counseling is generally less than $10,000 per NEO.

Company Aircraft

The Company aircraft are dedicated primarily to senior management support and are intended for business travel only. Consistent with the Company's policy, the CEO travels on Company aircraft for business and personal travel. Commercial travel is permitted when security risk is considered minimal and such travel is approved by the Office of the Director of Corporate Security.

Costs associated with nonbusiness travel are treated as personal benefits for Mrs. Kullman and are disclosed as such in the "All Other Compensation" column in the 2009 Summary Compensation Table.

Our policy regarding use of the Company aircraft by executive officers is driven by business efficiency considerations and security concerns. The policy is reviewed periodically in light of emerging developments concerning those areas. Changes in levels of security risks in certain countries could, for example, result in modifications regarding use of Company aircraft to those destinations.

Compensation of the Chair and CEO

The evaluation of the Chair and CEO is one of the fundamental duties of the Board of Directors. The performance evaluation consists of a self-evaluation by the CEO, the completion of a number of performance-specific questions by each member of the Board, summarized by Cook, and further assessment by the independent Board members in executive session.

The Board considers competitive Market information and reviews the compensation of Peer Group CEOs. The Board also reviews pay equity multiples and tally sheets prior to finalizing CEO pay decisions.

Mr. Holliday

On January 1, 2009, Mr. Holliday became Executive Chair of the Board with Mrs. Kullman's appointment as CEO. Mr. Holliday's compensation information for January is presented in the 2009 Summary Compensation Table and other tables as appropriate. Compensation related to his service on the Board of Directors during the remainder of 2009 is reflected in the 2009 Directors' Compensation table.

Consistent with existing policy, Mr. Holliday will be provided with office space and secretarial support for five years following his retirement from the Board.

Mrs. Kullman

The Board named Mrs. Kullman CEO effective January 1, 2009 and Chair of the Board effective January 1, 2010.

In evaluating Mrs. Kullman's performance and determining her compensation, the Board considered the Company's overall financial, strategic and operational performance for 2009, given a highly challenging environment. The Board also recognized that Mrs. Kullman:

•
swiftly responded to the challenging business environment implementing actions that

–
drove execution
–
delivered strong operating results
–
generated cash in excess of goals
–
cut fixed costs significantly
–
aligned all aspects of the business to achieve goals;

•
seamlessly transitioned to the position of CEO while maintaining her core leadership team, both during a time of great economic uncertainty; and

•
expertly managed the reorganization of the Company, streamlining its many businesses, and focusing on emerging markets.

1.
Base Pay

    The Board approved an increase in Mrs. Kullman's base salary to $1.2 million effective January 1, 2009. The new salary was targeted at the Market 25th percentile for Chair and CEO, reflecting Mrs. Kullman's tenure in the role of CEO and the absence of responsibilities as Chair of the Board.

    For 2009, the merit budget was set at zero. Consistent with the treatment of all employees, Mrs. Kullman did not receive a merit salary increase for 2009.

    Effective January 1, 2010, the Board named Mrs. Kullman Chair of the Board, concurrent with the retirement of Mr. Holliday as Chair of the Board. The Board approved an increase in Mrs. Kullman's base salary to $1.3 million in recognition of her performance and additional responsibilities as Chair of the Board. The new salary was targeted just below the Market median.

  2.
  STIP Award

    Mrs. Kullman's STIP award for 2009 was calculated at $1.698 million, reflecting the final payout factors based on corporate and business unit financial results (56% and 94%, respectively), and an IPA of 100%. The combination of corporate, business unit and individual performance resulted in a STIP award that was 88% of target. However, in recognition of the difficult conditions challenging our Company, employees, and stakeholders, Mrs. Kullman requested that her STIP payment be granted at $1.5 million, or 78% of target, compared to an overall weighted payout factor for the organization at 91%.

  3.
  LTI Award

    The Board approved a 2009 LTI award of $5.2 million, which was below the 25th percentile of the Market for CEO and Chair, and reflects the Committee's decision to reduce LTI values by 20% for all executives. The LTI award was delivered in the form of 646,767 stock options (at a grant date price of $23.28 and a Black-Scholes value of $2.68), 74,456 RSUs and 74,456 PSUs (both at the closing price on grant date of $23.28).

    After comprehensive review of the Market data and considering Mrs. Kullman's successful first year as CEO, the Board approved a 2010 LTI award of $6.5 million, which is approximately 30% below Market median and reflects the Committee's desire to move Mrs. Kullman's LTI award above the 25th percentile of the Market median. The LTI award was delivered in the form of 336,439 stock options (at a grant date price of $33.49 and a Black-Scholes value of $6.44), 64,696 RSUs and 64,696 PSUs (both at the closing price on grant date of $33.49).

    The compensation decisions reflected the Board's objective to provide 2010 CEO target compensation in the second quartile of the Market (between the 25th and 50th percentile) and progress toward median with additional experience and contribution as both Chair of the Board and CEO.

Total Compensation Review

The tally sheet review confirmed that decisions made by the Committee in the past resulted in compensation aligned with our performance and external benchmarks (including Market and Peer Group comparisons). The analysis also confirmed that there were no unexpected consequences flowing from past compensation decisions.

Pay Equity Multiple

To further validate its compensation decisions, the Board reviewed CEO pay equity multiples relative to the other NEOs and found them to be within the established range for TCC and TDC. The final 2009 pay equity multiples and the target 2010 pay equity multiples are as follows:

Element (Pay Equity Multiples Range)	Target 2009	Actual 2009	Target 2010

TCC (2 - 3 times NEO)	2.6	2.5	2.7
TDC (3 - 4 times NEO)	3.5	3.4	4.0

Roles and Compensation of the Other NEOs

Effective October 1, 2009, the Company implemented actions that were aimed at driving decision-making closer to our customers, with greater regional responsibility within our businesses. This restructuring affected the NEOs as follows:

•
Mr. Fanandakis succeeded Mr. Keefer as the Company's Chief Financial Officer effective November 1, 2009. Mr. Keefer remained Executive Vice President and took on responsibilities for the Performance Coatings business, Corporate Plans, IT, and the Company's portfolio management process and functional cost efficiency project.

•
Mr. Goodmanson retired effective September 30, 2009.

•
Mr. Connelly continues to lead science and technology and the regions and has added responsibility for Applied BioSciences, Nutrition & Health, and DuPont Performance Polymers and Packaging and Industrial Polymers.

The Committee approves compensation actions for the NEOs, excluding the CEO. The Committee's decisions are based on a review of an individual NEO's contributions during the year and Market competitiveness. In making its determinations regarding compensation for NEOs in 2009, the Committee reviewed such factors as achievement of cost goals, preservation and generation of cash, reduction in working capital, the challenges created by the reorganization, and performance on the Company's core values.

Specifically, the Compensation Committee and the CEO assessed the personal performance of the NEOs and took the following into consideration.

Mr. Fanandakis

•
effectively completed joint ventures in his role prior to the CFO role

•
successfully initiated two pilot plants and met financial targets

•
drove important Applied BioSciences portfolio work concentrating on exploring market opportunities

•
smoothly transitioned into role of CFO with exceptional collaboration from Mr. Keefer

•
reorganized Finance function to respond to the new corporate organization, contributing to the financial results delivered in 2009

Mr. Keefer

•
proactively led Finance function in preparing for and responding to the economic crisis

•
acted in role of CFO to strengthen the financial position and preserve the Company's liquidity as the credit markets began to deteriorate

•
successfully managed transition to Mr. Fanandakis

•
steered Company's strategic planning efforts for 2010 and beyond, building capability of the planning function

•
assumed responsibility for productivity efforts (after retirement of Mr. Goodmanson) and continued discipline and focus on successful achievement of those objectives

Mr. Connelly

•
effectively undertook key role implementing new organizational structure

•
translated unique global experience into stronger Company position in regions outside of the United States

•
skillfully piloted critical technology efforts with focus on current and future needs

•
led organization to record year in patents filed and new product introductions

Mr. Borel

•
led outperformance of financial targets in Agriculture & Nutrition business, driving the organization to outstanding achievement in seed share gain

•
strategically led Company's biotech efforts

Mr. Goodmanson

•
consistently sustained focus on productivity opportunities and drove accomplishment of fixed cost reductions and productivity improvements in excess of $1 billion throughout the organization in 2009

•
led improved operating performance and achieved significant cost savings for several of the Company's Business Units, enhancing business strategy and position for the future, with strong leadership on streamlining inventory projects

NEO compensation for 2009 is shown in the table below, which is not intended to be a substitute for the 2009 Summary Compensation Table ("SCT") or Grants of Plan-Based Awards table ("GPBAT"). Base salary and STIP, as shown below, are reflected in the SCT. STIP and LTI targets for 2009 are shown in the GPBAT. The value of LTI awards reflected in the table below differs from the value of equity awards shown in the SCT and GPBAT because those tables reflect the probable outcome of the performance conditions for PSUs. The LTI amounts shown in the table below value PSUs at the closing price of DuPont Common Stock on the date of grant, and reflect the value the Committee considered when making LTI awards for 2009.

Name	2009 Base Salary	2009 STIP	2009 STIP as % of Target		2009 LTI	TDC

N. C. Fanandakis	$401,279	$403,000	87%		$540,000	$1,344,279
J. L. Keefer	571,377	536,000	98%		1,280,000	2,387,377
T. M. Connelly, Jr.	625,563	603,000	90%		1,408,000	2,636,563
J. C. Borel	547,586	492,000	90%		1,056,000	2,095,586
R. R. Goodmanson	620,787	567,000	66%	*	1,840,000	3,027,787

*
Reflects proration through September 30, 2009, when Mr. Goodmanson retired

Employment/Severance Arrangements

DuPont generally does not enter into employment agreements (including severance agreements) with executives. The Company's Career Transition Financial Assistance Plan ("CTP") currently provides termination benefits equal to one month's pay for each two years of service, with a maximum of twelve months' pay. For purposes of the CTP, pay equals base salary plus last actual STIP award. The program applies to substantially all U.S. parent company employees terminated for lack of work, including executives. On occasion, the Company may negotiate individual arrangements for senior executives and has entered into an agreement with R. R. Goodmanson. For details of this agreement, see Retention Agreement on page 40 of this Proxy Statement. Mr. Goodmanson retired on September 30, 2009.

Change in Control Arrangements

DuPont does not currently have change in control arrangements in place. As part of the overall review of compensation policies and programs, this subject is periodically reviewed against market place practices and business necessity.

Section 162(m) of the Internal Revenue Code of 1986

The federal tax laws impose requirements in order for compensation payable to the CEO and certain executive officers to be fully deductible. The Company believes it has taken appropriate actions to maximize its income tax deduction.

IRC Section 162(m) generally precludes a public corporation from taking a deduction for compensation in excess of $1,000,000 for its CEO or any of its three other highest-paid executive officers (other than the CEO or Chief Financial Officer), unless certain specific and detailed criteria are satisfied.

Annually, the Company reviews all compensation programs and payments to determine the tax impact on the Company as well as on the executive officers. In addition, the Company reviews the impact of its programs against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive executive compensation program, some compensation may not be deductible under IRC Section 162(m).

The Company will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of DuPont and its stockholders.

Stock Ownership Guidelines

The Company believes NEOs and senior executives should have a significant equity position in the Company. Stock ownership guidelines are in place to align NEOs and other senior executives with the interests of stockholders and to encourage a longer-term focus in managing the Company. The guidelines require that NEOs and other senior executives accumulate and hold, within three years of the date of achieving the various executive levels, shares of DuPont Common Stock with a value equal to a specified multiple of base pay. The multiples for specific executive levels are set forth below:

Chief Executive Officer	5x
Executive Vice President	4x
Senior Vice President / Group Vice President	3x
Vice President	1.5x

An annual review is conducted to assess compliance with the guidelines. The CEO and other NEOs either exceed the ownership guidelines or are on track to achieve the ownership goal within the timeframe established.

DuPont Common Stock may be held in various forms to achieve the applicable ownership guidelines, including: direct ownership, shares held in the RSP, stock units held in the RSRP, deferred stock units and RSUs. Unexercised stock options, including vested options, as well as PSUs are not included in determining whether an executive has achieved the ownership levels.

Compensation Recovery Policy (Clawbacks)

The EIP contains a "clawback" provision under which: (1) a grantee forfeits the right to receive future awards under the EIP; and (2) the Company may demand repayment of awards if the grantee engages in misconduct, including grantee's conduct that (a) results in termination for cause (as defined in the plan), (b) breaches a noncompete or confidentiality clause between the Company and grantee or (c) results in the Company restating financial statements due to material noncompliance and the grantee either (i) had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of appropriate individuals within the Company or (ii) personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur. A grantee is entitled to a hearing before the full Committee at which the grantee may be represented by counsel. Consistent with the standard applicable to other Board and Committee actions, the decision of the Committee is effective if approved by the majority of the Committee's members.

Awards granted under the DuPont Stock Performance Plan (awards made prior to 2008) are subject to forfeiture if the Committee determines, after a hearing, that the grantee willfully engaged in any activity harmful to the interest of the Company. The DuPont Stock Performance Plan does not define specific instances of misconduct. Rather, what constitutes "activity harmful to the interest of the Company" is a determination made by the Committee based on the facts and circumstances in the situation at issue.

Retention Agreement

R. R. Goodmanson

In April 1999, the Company entered into a retention agreement with R. R. Goodmanson. Mr. Goodmanson joined the Company as an external executive hire in the position of Executive Vice President. Mr. Goodmanson retired from the Company effective September 30, 2009.

Mr. Goodmanson's retention agreement provided for a special award of $1,000,000 if he remained with the Company through May 1, 2009 or was terminated by the Company (other than for cause) before that date. Mr. Goodmanson is also eligible for retiree medical, dental and life insurance coverage pursuant to the retention agreement.

In consideration of these benefits, Mr. Goodmanson is subject to a noncompete agreement for one year following retirement and requirements that he not disparage the Company or, for one year following retirement, solicit Company employees or customers. He is also subject to a confidentiality agreement covering Company trade secrets and proprietary information.

Further, to ensure Mr. Goodmanson's active participation on behalf of the Company in ongoing litigation and other business matters, in 2008, the Company entered into a three-year consulting agreement with Mr. Goodmanson, effective as of October 1, 2009, pursuant to which he will be paid a $200,000 annual retainer plus a $2,000 per diem payment when actively involved in litigation support and business projects on behalf of the Company. The agreement with Mr. Goodmanson contains customary provisions, including a restriction on his ability to take on any work that may create a conflict of interest, protection of confidential information and reimbursement of all expenses associated with his performance under the agreement.

The retention agreement also provided that if Mr. Goodmanson retired at or after age 62, but was not otherwise eligible for an immediate unreduced pension from the DuPont Pension and Retirement Plan, he would receive a supplemental lump sum payment equal to the difference between the value of what the plan pays and the value of full pension eligibility. Additionally, the agreement called for Mr. Goodmanson to be treated as a full DuPont pensioner for purposes of outstanding LTI awards.

Compensation of Executive Officers

2009 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the Named Executive Officers ("NEOs") for the fiscal year ending December 31, 2009. The NEOs are: (i) the Company's Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") and any other individual who served in one of those roles during the last fiscal year; (ii) the three other most highly compensated individuals other than the CEO and CFO serving as executive officers as of the end of the fiscal year ranked by their total compensation (reduced by the amount of change in pension value and nonqualified deferred compensation earnings) in the 2009 Summary Compensation Table; and (iii) up to two additional individuals who would have been included in (ii) but for the fact that he/she was not an executive officer as of the end of the fiscal year. For a complete understanding of the table, refer to the narrative discussion that follows.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change In Pension Value And Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total

E. J. Kullman	2009	$1,130,768	—	$3,637,548	$1,733,336	$1,500,000	$1,685,230	$341,653	$10,028,535
Chair &	2008	703,685	—	1,302,460	586,668	718,000	575,800	63,332	3,949,945
Chief Executive Officer	2007	595,200	—	1,418,078	730,908	614,000	236,787	26,729	3,621,702

C. O. Holliday, Jr.	2009	114,125	—	—	—	142,000	1,759,158	10,271	2,025,554
Former Executive Chair(8)	2008	1,369,500	—	4,809,788	2,166,672	1,732,000	—	148,960	10,226,920
	2007	1,320,000	—	4,335,850	2,161,440	2,207,000	—	57,597	10,081,887

N. C. Fanandakis	2009	401,279	—	377,747	180,002	403,000	622,127	61,718	2,045,873
Senior Vice President &
Chief Financial Officer(9)

J. L. Keefer	2009	571,377	—	895,414	426,667	536,000	873,953	99,574	3,402,985
Executive Vice President &	2008	594,920	—	3,123,474	533,334	535,000	994,664	53,543	5,834,935
Former Chief Financial Officer(10)	2007	545,360	—	1,020,200	494,856	585,000	778,597	15,438	3,439,451

T. M. Connelly, Jr.	2009	625,563	—	984,966	469,335	603,000	700,181	100,491	3,483,536
Executive Vice President &	2008	638,600	—	3,241,960	586,668	491,000	544,839	57,474	5,560,541
Chief Innovation Officer	2007	612,000	—	1,351,765	667,392	614,000	429,425	24,809	3,699,391

J. C. Borel	2009	547,586	—	738,736	352,002	492,000	565,099	90,053	2,785,476
Executive Vice President(11)

R. R. Goodmanson	2009	620,787	$1,000,000	1,287,134	613,334	567,000	899,088	124,541	5,111,884
Former Executive Vice President &	2008	865,992	—	1,702,018	766,672	763,000	160,497	77,939	4,336,118
Chief Operating Officer(12)	2007	835,384	—	1,892,471	893,964	918,000	211,351	33,669	4,784,839

(1)
Includes compensation which may have been deferred at the executive's election. Such amounts are also included in the Nonqualified Deferred Compensation table on page 54 — "Executive Contributions in 2009" column. Reflects three weeks of voluntary time off without pay for each NEO.

(2)
Retention payment made to Mr. Goodmanson according to his retention agreement, further described in "Retention Agreement" on page 40.

(3)
Represents the aggregate grant date fair value of time-vested restricted stocks units ("RSUs") and performance-based restricted stock units ("PSUs") computed in accordance with Financial Accounting Standards Codification Topic 718 Compensation—Stock Compensation ("FASB ASC Topic 718"). Those values are detailed in the 2009 Grants of Plan-Based Awards table on page 46. For PSUs, the grant date fair value is based upon the probable outcome of the performance conditions. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair values of the PSUs assuming that the highest level of performance conditions will be achieved are as follows: E. J. Kullman ($3,466,671), C. O. Holliday, Jr. ($0), N. C. Fanandakis ($360,002), J. L. Keefer ($853,352), T. M. Connelly, Jr. ($938,696), J. C. Borel ($704,034), and R. R. Goodmanson ($1,226,670).

(4)
Represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. Assumptions used in determining values for 2009 can be found in Note 23 to the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

(5)
Represents payouts under the cash-based award component ("STIP") of the Equity and Incentive Plan ("EIP") for services performed during 2009. Includes compensation which may have been deferred at the executive's election. Any such amounts will be included in the "Executive Contributions" column of the 2010 Nonqualified Deferred Compensation table. Further discussion of Mrs. Kullman's STIP payment is provided on page 36.

(6)
Although Mr. Holliday accrued additional benefits in 2007 and 2008, the present value of his pension benefits decreased by $1,339,002 and $714,183, respectively. Such decreases were primarily due to changes in the actuarial assumptions used to calculate the present value of pension benefits. If the change in pension value is negative, it is not shown in the table above.

  This column is also intended to report above-market earnings on nonqualified deferred compensation balances. Because the Company does not credit participants in the nonqualified plans with above-market earnings, no such amounts are reported here.

(7)
Amounts shown include Company contributions to qualified defined contribution plans ($10,271 for Mr. Holliday, $22,050 per each other NEO) and Company contributions to nonqualified defined contribution plans as follows: E. J. Kullman ($144,339), N. C. Fanandakis ($39,668), J. L. Keefer ($77,524), T. M. Connelly, Jr. ($78,441), J. C. Borel ($68,003) and R. R. Goodmanson ($102,491). For Mrs. Kullman, the amount also reflects perquisites and personal benefits ($175,263) which include financial counseling ($8,615), personal use of Company aircraft ($165,718), and personal use of Company automobile ($930). For a detailed discussion of the amounts reported in this column, including a discussion of how the value of personal use of Company aircraft is calculated, refer to the "All Other Compensation" section of the narrative discussion following this footnote.

(8)
Mr. Holliday retired as Executive Chair effective January 31, 2009. His compensation for service as Non-executive Chair ($890,324) is included in the 2009 Directors' Compensation table on page 15.

(9)
Mr. Fanandakis became an executive officer on September 1, 2009 and Chief Financial Officer on November 1, 2009. He was not an NEO in 2008 or 2007.

(10)
Mr. Keefer was Chief Financial Officer through October 31, 2009 and remains an Executive Vice President.

(11)
Mr. Borel was not an NEO in 2008 or 2007.

(12)
Mr. Goodmanson retired effective September 30, 2009.

Narrative Discussion of Summary Compensation Table

Salary

Amounts shown in the "Salary" column of the table above represent base salary earned during 2009. Base salary rate changes, if any, for the CEO are effective January 1 of the relevant fiscal year. Base salary rate changes for all other NEOs are effective March 1. There were no merit increases in 2009 and NEOs participated in the Company's Voluntary Unpaid Time Off Program. Base salary for 2009 represented 14% of total direct compensation (base salary, STIP awards and long-term incentive ("LTI") awards) for the CEO and, on average, 24% of total direct compensation for the other NEOs (excluding Mr. Holliday) in 2009, which is consistent with the Compensation Committee's goal of placing more emphasis on "at risk" compensation. In connection with the corporate reorganization during the fall of 2009, promotion increases were given to Mr. Fanandakis (29%), Mr. Connelly (9%) and Mr. Borel (9%). See further discussion on page 37.

Stock Awards

Amounts shown in the "Stock Awards" column of the table above represent the aggregate grant date fair value of RSUs and PSUs computed in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value is based upon the probable outcome of the performance conditions. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. Refer to page 47 for a detailed discussion of the grant date fair value of stock awards.

Option Awards

Amounts shown in the "Option Awards" column of the table above represent the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. Refer to page 47 for a detailed discussion of the grant date fair value of option awards.

Non-Equity Incentive Plan Compensation

Amounts shown in the "Non-Equity Incentive Plan Compensation" column of the table above represent cash-based short-term incentive, or STIP, awards paid for a given year.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Amounts shown in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the table above represent the estimated change in the actuarial present value of accumulated benefits for each of the NEOs at the earlier of age 65 or the age at which the NEO is eligible for an unreduced pension. Key actuarial assumptions for the present value of accumulated benefit calculation can be found in Note 22 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. Assumptions are further described in the narrative discussion following the Pension Benefits table.

There were no above-market or preferential earnings during 2009 on nonqualified deferred compensation. Generally, earnings on nonqualified deferred compensation include returns on investments in seven core investment alternatives, interest accruals on cash balances, DuPont Common Stock returns and dividend reinvestments. Interest is accrued on cash balances based on a rate that is traditionally less than 120% of the applicable federal rate and dividend equivalents are accrued at a non-preferential rate. In addition, the other core investment alternatives are a subset of the investment alternatives available to all employees under the qualified plan. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the 2009 Summary Compensation Table.

As such, all amounts shown in this column reflect the change in the actuarial pension value under the Pension Plan and Pension Restoration Plan and, in the case of Mr. Goodmanson, his retention agreement. Generally, the change in pension value represents the changes from 2008 to 2009 in the present value of an NEO's accumulated benefit as of the applicable pension measurement date. For Mr. Goodmanson, the amount shown in this column represents the change in present value of accumulated pension benefits, adjusted for distributions made during the year. For Mr. Holliday, the amount shown in this column represents: (i) the change in present value of his accumulated pension benefit under the DuPont Pension and Retirement Plan ("Pension Plan"), adjusted for distributions made during the year; plus (ii) the increase in present value of accumulated benefit under the DuPont Pension Restoration Plan ("Pension Restoration Plan") through his date of retirement. Such increases were primarily due to changes in the actuarial assumptions used to calculate the present value of pension benefits. If the change in pension value is negative, it is not shown in the table above.

All Other Compensation

Amounts shown in the "All Other Compensation" column of the table above include: (a) perquisites and personal benefits (if greater than or equal to $10,000); (b) registrant (Company) contributions to qualified defined contribution plans; and (c) registrant (Company) contributions to nonqualified defined contribution plans. The following table details those amounts.

Name	Perquisites and Personal Benefits(a)	Registrant Contributions to Qualified Defined Contribution Plans(b)	Registrant Contributions to Nonqualified Defined Contribution Plans(c)

E. J. Kullman	$175,263	$22,050	$144,339
C. O. Holliday, Jr.		10,271	—
N. C. Fanandakis		22,050	39,668
J. L. Keefer		22,050	77,524
T. M. Connelly, Jr.		22,050	78,441
J. C. Borel		22,050	68,003
R. R. Goodmanson		22,050	102,491

(a)
Includes $165,718 for personal use of Company aircraft. Consistent with the Company's policy, the CEO travels on Company aircraft for business and personal travel. Commercial travel is permitted when security risk is considered minimal and such travel is approved by the Office of the Director of Corporate Security. The amount reflected in this column represents the aggregate incremental cost to the Company of all personal travel by Mrs. Kullman on Company aircraft. Incremental cost is calculated based on the variable operating costs to the Company, including fuel, mileage, trip-related maintenance, weather-monitoring costs, crew travel expenses, on-board catering, landing/ramp fees and other variable costs, which includes an allocation of the overall maintenance costs and costs with respect to "deadhead flights" - return flights with no passengers that are associated with Mrs. Kullman's personal use. Fixed costs which do not change based on usage, such as pilot salaries and the cost of maintenance not related to trips, are excluded. For 2009, the variable costs attributable to Mrs. Kullman's personal use rose significantly due, in part, to higher scheduled maintenance costs and lower than normal business travel, which increased her allocated cost for the use of the aircraft.

The benefit associated with personal use of Company aircraft is imputed as income to Mrs. Kullman at Standard Industry Fare Level ("SIFL") rates. SIFL rates are determined by the U.S. Department of Transportation. They are used to compute the value of nonbusiness transportation aboard employer-provided aircraft as required by the Internal Revenue Service. SIFL rates are used in the calculation of the income imputed to executives in the event of personal travel on Company aircraft. Mrs. Kullman does not receive any gross-up for payment of taxes associated with the described benefit.

(b)
Amounts represent the Company's match to the Retirement Savings Plan ("RSP") on the same basis as provided to U.S. parent company employees. For 2009, the RSP provided a Company match of 100% of the first six percent of the employee's contribution. Amounts also include an additional Company contribution of three percent.

(c)
Amounts represent the Company's match to the Retirement Savings Restoration Plan ("RSRP")
on the same basis as provided to U.S. parent company employees who fall above the applicable Internal Revenue Code ("IRC") limits. For 2009, the RSRP provided a Company match of 100% of the first six percent of the employee's contribution. Amounts also include an additional Company contribution of three percent.

2009 GRANTS OF PLAN-BASED AWARDS

The following table provides information on STIP awards, stock options, RSUs and PSUs granted in 2009 to each of the Company's NEOs. For a complete understanding of the table, refer to the narrative discussion that follows.

								All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
										Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Thres- hold	Target	Maximum	Thres- hold(#)	Target (#)	Maximum (#)

E. J. Kullman	2/4/09	—	$1,932,840	$3,865,680	—	74,456	148,912				$1,904,212
	2/4/09							74,456			1,733,336
	2/4/09								646,767	$23.28	1,733,336

C. O. Holliday, Jr.	2/4/09	—	1,932,840	3,865,680	—	—	—		—	—	—
	2/4/09							—			—
	2/4/09								—	—	—

N. C. Fanandakis	2/4/09	—	464,100	928,200	—	7,732	15,464				197,746
	2/4/09							7,732			180,001
	2/4/09								67,165	23.28	180,002

J. L. Keefer	2/4/09	—	547,560	1,095,120	—	18,328	36,656				468,739
	2/4/09							18,328			426,676
	2/4/09								159,204	23.28	426,667

T. M. Connelly, Jr.	2/4/09	—	670,320	1,340,640	—	20,161	40,322				515,618
	2/4/09							20,161			469,348
	2/4/09								175,125	23.28	469,335

J. C. Borel	2/4/09	—	547,560	1,095,120	—	15,121	30,242				386,720
	2/4/09							15,121			352,017
	2/4/09								131,344	23.28	352,002

R. R. Goodmanson	2/4/09	—	860,580	1,721,160	—	26,346	52,692				673,799
	2/4/09							26,346			613,335
	2/4/09								228,856	23.28	613,334

Narrative Discussion of Grants of Plan-Based Awards Table

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Amounts shown in this column of the table above represent STIP award opportunities for 2009 under the EIP. A target STIP award is established for each NEO at the beginning of the relevant fiscal year based on a percentage of the midpoint of the NEO's salary guide level. The actual STIP payout for NEOs, which can range from 0% to 200% of target, is based on corporate and weighted average business unit performance and individual performance. The metrics and weightings for 2009, which are discussed in greater detail on pages 29-31 of this Proxy Statement, are: corporate earnings per share (20%); business unit after-tax operating income (15%), revenue (15%), cash flow from operations (20%), dynamic planning factor (10%); and individual performance (20%).

Estimated Future Payouts Under Equity Incentive Plan Awards

Amounts shown in this column of the table above represent the potential payout range of PSUs granted in 2009. Vesting for PSUs granted in 2009 is equally based upon corporate revenue growth relative to the Peer Group and total stockholder return ("TSR") relative to the Peer Group. Performance and payouts are determined independently for each metric. At the conclusion of the three-year performance period, the actual award, delivered as DuPont Common Stock, can range from zero percent to 200 percent of the original grant. Dividend equivalents are applied after the final performance determination.

Any termination of employment, including retirement, within six months of grant results in a forfeiture of the award. For a discussion of the impact on PSUs of any subsequent termination, refer to the tables on pages 56-60 of this Proxy Statement.

All Other Stock Awards: Number of Shares of Stock or Units

Amounts shown in this column of the table above represent RSUs granted in 2009 that are paid out in shares of DuPont Common Stock and vest ratably over a three-year vesting period, one-third on each anniversary date. Dividend equivalents are applied and are subject to the same restrictions as the RSUs.

Any termination of employment, including retirement, within six months of grant results in a forfeiture of the award. For a discussion of the impact on RSUs of a subsequent termination, refer to the tables on pages 56-60 of this Proxy Statement.

All Other Option Awards: Number of Securities Underlying Options

Amounts shown in this column of the table above represent nonqualified stock options granted in 2009 with a seven-year term and ratable vesting over a three-year period, one-third on each anniversary date. The exercise price of options granted, as shown in the table above, is based on the closing price of DuPont Common Stock on the date of grant.

Any termination of employment, including retirement, within six months of grant results in a forfeiture of the award. For a discussion of the impact on options of a subsequent termination, refer to the tables on pages 56-60 of this Proxy Statement.

Grant Date Fair Value of Stock and Option Awards

Except with respect to PSUs, amounts shown in this column of the table above reflect the grant date fair value of the equity award computed in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value is based upon the probable outcome of the performance conditions. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the PSUs, subject to the TSR metric, was $27.87, estimated using a Monte Carlo simulation. The grant date fair value of the PSUs, subject to the revenue metric, was based upon the closing price of the underlying DuPont Common Stock as of the grant date, which was $23.28.

The grant date fair value of RSUs reflected in this column is based on the closing price of DuPont Common Stock as of the grant date, which was $23.28.

For purposes of determining the fair value of stock option awards, the Company uses the Black-Scholes option pricing model and the assumptions set forth in the table below. The grant date fair value of options granted in 2009 was $2.68. The Company determines the dividend yield by dividing the current annual dividend on the Company's Common Stock by the option exercise price. A historical daily measurement of volatility is determined based on the expected life of the option granted. The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury Note with a term equal to the expected life of the option granted. Expected life is determined by reference to the Company's historical experience.

2009

Dividend yield	7.0%
Volatility	27.61%
Risk-free interest rate	2.5%
Expected life (years)	5.3

OUTSTANDING EQUITY AWARDS

The following table shows the number of shares underlying exercisable and unexercisable options and unvested and, as applicable, unearned RSUs and PSUs held by the Company's NEOs at December 31, 2009. Market or payout values in the table below are based on the closing price of DuPont Common Stock as of that date.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

E. J. Kullman	26,100		$61.00	2/1/10
	66,500		43.25	2/6/11
	200		44.50	1/7/12
	60,000		42.50	2/5/12
	80,000		37.75	2/4/13
	61,900		43.62	2/3/10
	61,900		48.05	2/1/11
	65,300		39.31	1/31/12
	51,400	25,700	51.01	2/6/13
	36,898	73,794	44.74	2/5/14
		646,767	23.28	2/3/16	94,538	$3,183,094	100,470	$3,382,825

	510,198	746,261

C. O. Holliday, Jr.	300,000		61.00	2/1/10
	525,000		43.25	2/6/11
	540,000		42.50	2/5/12
	464,200		37.75	2/4/13
	245,800		43.62	2/3/10
	300,000		48.05	2/1/11
	300,000		39.31	1/31/12
	152,000	76,000	51.01	2/6/13
	136,269	272,537	44.74	2/5/14	51,991	1,750,537	90,928	3,061,546

	2,963,269	348,537

N. C. Fanandakis	5,300		61.00	2/1/10
	13,900		43.25	2/6/11
	200		44.50	1/7/12
	10,300		42.50	2/5/12
	11,350		37.75	2/4/13
	12,500		43.62	2/3/10
	13,800		48.05	2/1/11
	15,800		39.31	1/31/12
	13,000	6,500	51.01	2/6/13
	9,015	18,030	44.74	2/5/14
		67,165	23.28	2/3/16	12,001	404,074	14,636	492,794

	105,165	91,695

J. L. Keefer	12,900		61.00	2/1/10
	47,300		43.25	2/6/11
	200		44.50	1/7/12
	32,800		42.50	2/5/12
	31,400		37.75	2/4/13
	25,100		43.62	2/3/10
	41,200		48.05	2/1/11
	45,400		39.31	1/31/12
	34,800	17,400	51.01	2/6/13
	33,543	67,086	44.74	2/5/14
		159,204	23.28	2/3/16	86,093	2,898,751	40,249	1,355,184

	304,643	243,690

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

T. M. Connelly, Jr.	13,500		$61.00	2/1/10
		20,000	47.00	9/5/10
	65,300		43.25	2/6/11
	100,000		42.50	2/5/12
	85,000		37.75	2/4/13
	63,200		43.62	2/3/10
	63,200		48.05	2/1/11
	67,000		39.31	1/31/12
	46,933	23,467	51.01	2/6/13
	36,898	73,794	44.74	2/5/14
		175,125	23.28	2/3/16	90,295	$3,040,233	46,175	$1,554,712

	541,031	292,386

J. C. Borel	17,200		61.00	2/1/10
	31,800		43.25	2/6/11
	200		44.50	1/7/12
	27,300		42.50	2/5/12
	27,300		37.75	2/4/13
	32,700		43.62	2/3/10
	41,200		48.05	2/1/11
	49,500		39.31	1/31/12
	36,600	18,300	51.01	2/6/13
	27,674	55,346	44.74	2/5/14
		131,344	23.28	2/3/16	81,331	2,738,415	34,957	1,177,002

	291,474	204,990

R. R. Goodmanson	97,000		61.00	2/1/10
	50,000		53.00	3/15/10
	315,000		43.25	2/6/11
	300,000		42.50	2/5/12
	174,000		37.75	2/4/13
	103,500		43.62	2/3/10
	103,500		48.05	2/1/11
	94,300		39.31	1/31/12
	62,867	31,433	51.01	2/6/13
	48,219	96,436	44.74	2/5/14
		228,856	23.28	2/3/16	47,578	1,601,951	62,483	2,103,803

	1,348,386	356,725

(1)
Although stock options expiring on February 1, 2010 and March 15, 2010 contain a stock price hurdle which has not been met as of December 31, 2009, these options are exercisable because the terms of the grants provide that during the six months preceding the tenth anniversary of the grant date options are exercisable even if the stock price hurdle has not been achieved.

(2)
The terms of the following stock option grant contain a stock price hurdle which must be met for five consecutive trading days in order for the options to be exercisable. As of December 31, 2009, the price hurdle for the below grant had not been met:

Expiration Date	Exercise Price

9/5/2010	$47.00

  The following table provides an overview of the remaining stock options with outstanding vesting dates as of December 31, 2009:

Stock Option Expiration Date	Outstanding Vesting Dates

2/6/2013	Balance vests on February 7, 2010
2/5/2014	Equally vest on February 6, 2010 and 2011
2/3/2016	Equally vest on February 4, 2010, 2011 and 2012

(3)
The following table provides an overview of RSUs, including dividend equivalent units, with outstanding vesting dates as of December 31, 2009:

Grant Date	Outstanding Vesting Dates

2/7/2007	Balance vests on February 7, 2010
2/6/2008	Equally vest on February 6, 2010 and 2011
10/2/2008	Equally vest on October 2, 2010 and 2011
2/4/2009	Equally vest on February 4, 2010, 2011 and 2012

(4)
The following table provides an overview of PSUs with outstanding vesting dates as of December 31, 2009:

Grant Date	Outstanding Vesting Dates

2/7/2007	Performance period ended December 31, 2009
2/6/2008	Performance period ends December 31, 2010
2/4/2009	Performance period ends December 31, 2011

  Represents target number of PSUs. The final number of shares earned, if any, will be based on:

  •
  2007 PSU award — revenue growth relative to the Peer Group (at the time of award) and an absolute ROIC target

  •
  2008 PSU award — revenue growth and TSR relative to the Peer Group (at the time of award)

  •
  2009 PSU award — revenue growth and TSR relative to the Peer Group (at the time of award)

  The plan provides for a payout range of 0% to 200% and dividend equivalent units are applied subsequent to the final performance determination.

*  *  *

2009 OPTION EXERCISES AND STOCK VESTED

The table below shows the number of shares of DuPont Common Stock acquired during 2009 upon the vesting of RSUs and PSUs. The NEOs did not exercise any stock options during 2009.

	Stock Awards(1)

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting

E. J. Kullman	101,974		$2,402,661
C. O. Holliday, Jr.	76,215		1,679,445
N. C. Fanandakis	18,644		436,895
J. L. Keefer	69,725	(2)	1,640,685
T. M. Connelly, Jr.	42,129	(2)	1,161,384
J. C. Borel	36,668	(2)	1,042,977
R. R. Goodmanson	48,543	(2)	1,200,371

(1)
Represents the number of RSUs and PSUs vesting in 2009. The value realized upon vesting is computed by multiplying the number of units by the value of the underlying shares on the vesting date, with respect to RSUs, and on March 3, 2009 with respect to PSUs. Includes PSUs granted in 2006 which vested on December 31, 2008 and were paid out in March 2009. This information was also disclosed in last year's proxy.

The performance period for PSUs granted in 2007 ended on December 31, 2009. The final payout was not determinable as of December 31, 2009. The final payout determination was made in March 2010 by the Compensation Committee after a final review of the Company's performance relative to the Peer Group. The final 2007 PSU shares paid out and the value realized in March 2010 are set forth below. Target units and year-end values for PSUs awarded in 2007 through 2009 are included in the Outstanding Equity Awards table on page 48.

Name	2007 PSU Final Payout (#)(a)		PSU Value(b)

E. J. Kullman	4,427		$150,651
C. O. Holliday, Jr.	10,128		344,656
N. C. Fanandakis	1,270		43,218
J. L. Keefer	3,432	(c)	116,791
T. M. Connelly, Jr.	4,427	(c)	150,651
J. C. Borel	3,432		116,791
R. R. Goodmanson	5,977		203,397

(a)
Represents 30% of target award achieved plus accumulated dividend equivalent units.
(b)
Valued at $34.03, the closing price of DuPont Common Stock as of March 1, 2010, the date the final payout determination was made by the Committee.
(c)
One hundred percent of vested PSUs have been deferred into DuPont Common Stock units.
(2)
NEO elected to defer a portion of vested RSUs and all vested PSUs into DuPont Common Stock units, with the exception of Mr. Connelly, who did not defer his vested PSUs. These are also reflected in the Nonqualified Deferred Compensation table on page 54 in the column entitled "Executive Contributions in 2009."

PENSION BENEFITS
(as of Fiscal Year End December 31, 2009)

The table below shows the present value of accumulated benefits for the NEOs under the Pension Plan and the Pension Restoration Plan, as of December 31, 2009. The table also shows the present value, as of that date, of accumulated benefits for Mr. Goodmanson under his retention agreement. For a complete understanding of the table, refer to the narrative discussion that follows.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year(2)

E. J. Kullman	Pension Plan	21	$594,089	—
	Pension Restoration Plan	21	4,270,272	—
C. O. Holliday, Jr.	Pension Plan	39	1,418,441	$98,626
	Pension Restoration Plan	39	—	25,277,375
N. C. Fanandakis	Pension Plan	31	943,748	—
	Pension Restoration Plan	31	2,044,968	—
J. L. Keefer	Pension Plan	34	1,317,412	—
	Pension Restoration Plan	34	5,528,788	—
T. M. Connelly, Jr.	Pension Plan	32	1,237,324	—
	Pension Restoration Plan	32	5,830,345	—
J. C. Borel	Pension Plan	32	987,161	—
	Pension Restoration Plan	32	3,639,006	—
R. R. Goodmanson	Pension Plan	10	251,178	4,875
	Pension Restoration Plan	10	2,007,325	—
	Retention Agreement(3)	10	518,029	—

(1)
The value that an executive will actually receive under these benefit plans will differ to the extent facts and circumstances vary from the assumptions on which these amounts are based.

As of his retirement, the present value of Mr. Holliday's accumulated benefits under the Pension Plan and Pension Restoration Plan was $1,517,067 and $24,741,515, respectively.

(2)
The amounts reflected for Mr. Holliday and Mr. Goodmanson relate to payments made in connection with their retirement on January 31, 2009 and September 30, 2009, respectively.

Mr. Holliday's Pension Restoration Plan payment includes $535,860 in interest accrued from the end of the month following the month in which he retired through the date the payment was made, which was six months after his retirement date. IRC Section 409A requires a six-month delay in the payment of certain pension benefits.

(3)
Mr. Goodmanson's retention agreement provided that if he retired at or after age 62, but was not otherwise eligible for an immediate unreduced pension from the Pension Plan, he would receive a supplemental lump sum payment equal to the difference between the value of what the Pension Plan pays and the value of full pension eligibility. See further discussion on page 40. Lump sum payments under the Pension Restoration Plan and the retention agreement are made six months after the date of retirement, in accordance with requirements under IRC Section 409A.

Narrative Discussion of Pension Benefits

The NEOs participate in the Pension Plan, a tax-qualified defined benefit pension plan, which covers a majority of the U.S. employees, except those hired or rehired after December 31, 2006. The Pension Plan provides employees with a lifetime retirement income based on years of service and the employees' final average pay near retirement. The normal form of benefit for married individuals is a 50% qualified joint and survivor annuity. The normal form of benefit for unmarried individuals is a single life annuity, which is actuarially equivalent to the normal form for married individuals. Normal retirement age under the Pension Plan is generally age 65 and benefits are vested after five years of service. Under the provisions of the Pension Plan, employees are eligible for unreduced pensions when they meet one of the following conditions:

•
Age 65 or older with at least 5 years of service, or
•
Age 58 with age plus service equal to or greater than 85, or
•
Permanent incapacity to perform his/her duties with at least 15 years of service.

An employee who is not eligible for retirement with an unreduced pension is eligible for retirement with a reduced pension if he/she is age 50 with at least 15 years of service. His/her pension is reduced by the greater of five percent for every year that his/her age plus service is less than 85 or five percent for every year that his/her age is less than 58. In no event will the reduction exceed 50%. Each active NEO is currently eligible for a reduced pension. Mr. Holliday and Mr. Goodmanson retired in 2009.

The primary pension formula that applies to the NEOs provides a monthly retirement benefit equal to:

Average Monthly Compensation is based on the employee's three highest-paid years or, if greater, the 36 consecutive highest-paid months. Compensation for a given month includes regular compensation plus one-twelfth of an individual's STIP award for the relevant year. Other bonuses are not included in the calculation of Average Monthly Compensation.

If benefits provided under the Pension Plan exceed the applicable IRC compensation or benefit limits, the excess benefit is paid under the Pension Restoration Plan, an unfunded nonqualified plan. Effective January 1, 2007, the form of benefit under the Pension Restoration Plan for participants not already in pay status is a lump sum. The mortality tables and interest rates used to determine lump sum payments are the Applicable Mortality Table and the Applicable Interest Rate prescribed by the Secretary of the Treasury in IRC Section 417(e)(3).

The Company does not grant any extra years of credited service to the NEOs. However, Mr. Goodmanson's retention agreement provided that if he retired at or after age 62, but was not otherwise eligible for an immediate unreduced pension from the Pension Plan, he would receive a supplemental lump sum payment equal to the difference between the value of what the plan pays and the value of full pension eligibility. See further discussion on page 40.

Key actuarial assumptions for the present value of accumulated benefit calculation can be found in Note 22 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 ("Long-Term Employee Benefits Note"). All other assumptions are consistent with those used in the Long-Term Employee Benefits Note, except that a retirement age at which the NEO may retire with an unreduced benefit under the Pension Plan is used. The valuation method used for determining the present value of the accumulated benefit is the traditional unit credit cost method.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on the Company's defined contribution or other plans that provide for deferrals of compensation on a basis that is not tax-qualified. For a complete understanding of the table, refer to the narrative discussion that follows.

Name	Executive Contributions in 2009(1)	Registrant Contributions in 2009(2)	Aggregate Earnings in 2009(3)	Aggregate Withdrawals/ Distributions in 2009	Aggregate Balance as of 12/31/2009(4)

E. J. Kullman
RSRP	$96,226	$144,339	$228,389	—	$1,032,421
Deferred STIP	—	—	78,888	—	269,089
Deferred LTI	—	—	36,655	—	125,031
Management Deferred Compensation Plan	—	—	—	—	—
C. O. Holliday, Jr.
RSRP	—	—	13,530	$4,033,779	—
Deferred STIP	—	—	(287,291)	1,058,719	—
Deferred LTI	1,280,099	—	235,222	4,720,402	—
Management Deferred Compensation Plan	—	—	—	—	—
N. C. Fanandakis
RSRP	26,446	39,668	2,425	—	97,610
Deferred STIP	—	—	—	—	—
Deferred LTI	—	—	6,637	—	22,638
Management Deferred Compensation Plan	—	—	—	—	—
J. L. Keefer
RSRP	51,683	77,524	5,699	—	565,519
Deferred STIP	—	—	—	—	—
Deferred LTI	316,955	—	427,471	—	1,333,442
Management Deferred Compensation Plan	—	—	—	—	—
T. M. Connelly, Jr.
RSRP	52,294	78,441	84,290	—	540,804
Deferred STIP	—	—	211,297	—	912,247
Deferred LTI	228,240	—	448,222	—	1,493,348
Management Deferred Compensation Plan	—	—	—	—	—
J. C. Borel
RSRP	45,335	68,003	32,722	—	561,020
Deferred STIP	—	—	163,689	—	558,349
Deferred LTI	136,994	—	321,352	—	998,672
Management Deferred Compensation Plan	60,035	—	1,533	—	61,568
R. R. Goodmanson
RSRP	68,327	102,491	51,714	1,044,267	801,489
Deferred STIP	—	—	837,140	2,382,991	2,320,517
Deferred LTI	288,193	—	1,049,783	716,291	2,680,426
Management Deferred Compensation Plan	—	—	—	—	—

(1)
Base salary deferred under the RSRP and Management Deferred Compensation Plan ("MDCP") for each of the NEOs is reported as 2009 compensation to such NEOs in the 2009 Summary Compensation Table on page 42. Those amounts are: E. J. Kullman ($96,226), N. C. Fanandakis ($26,446), J. L. Keefer ($51,683), T. M. Connelly, Jr. ($52,294), J. C. Borel ($78,190), and R. R. Goodmanson ($68,327).

(2)
The amounts in this column represent matching contributions made under the RSRP, also included in the 2009 Summary Compensation Table.

(3)
Earnings represent returns on investments in seven core investment alternatives, interest accruals on cash balances, DuPont Common Stock returns and dividend reinvestments. Interest is accrued on cash balances based on a rate that is traditionally less than 120% of the applicable federal rate and dividend equivalents are accrued at a non-preferential rate. In addition, the other core investment alternatives are a subset of the investment alternatives available to all employees under the qualified plan. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the 2009 Summary Compensation Table.

(4)
The table below reflects amounts reported in the aggregate balance at last fiscal year end that were previously reported as compensation to the NEO in the Company's Summary Compensation Table for previous years.

Name	Base Salary	Deferred STIP	Deferred LTI	TOTAL

E. J. Kullman	$318,802	—	—	$318,802
J. L. Keefer	170,879	—	$678,709	849,588
R. R. Goodmanson	539,295	$2,121,235	2,058,741	4,719,271
T. M. Connelly, Jr.	272,922	440,736	793,997	1,507,655

Narrative Discussion of the Nonqualified Deferred Compensation Table

The Company offers several nonqualified deferred compensation programs under which participants voluntarily elect to defer some portion of base salary, STIP, or LTI awards until a future date. Deferrals are credited to an account and earnings are calculated thereon in accordance with the applicable investment option or interest rate. With the exception of the RSRP, there are no Company contributions or matches. The RSRP was adopted to restore Company contributions that would be lost due to IRC limits on compensation that can be taken into account under the Company's tax-qualified savings plan. Amounts shown in the Nonqualified Deferred Compensation table as Deferred STIP represent deferrals of STIP or variable compensation awards for years prior to 2009. Amounts shown as Deferred LTI represent deferrals of LTI awards for years prior to 2010.

The following provides an overview of the various deferral options as of December 31, 2009.

Base Salary

Under the RSRP, an NEO can elect to defer eligible compensation (generally, base salary plus STIP) that exceeds the regulatory limits ($245,000 in 2009) in increments of one percent up to six percent. The Company matches participant contributions on a dollar for dollar basis up to six percent of eligible pay. The Company also makes an additional contribution of three percent of eligible compensation. Participant investment options under the RSRP mirror the options available under the qualified plan. Distributions may be made in the form of a lump sum or annual installments after separation from service.

Under the MDCP, an NEO can elect to defer the receipt of up to 60% of his/her base salary. The Company does not match base salary deferrals under the MDCP. Participants may select from among seven core investment options under the MDCP for base salary deferrals, including DuPont Common Stock units with dividend equivalents credited as additional stock units. In general, distributions may be made in the form of a lump sum at a specified future date prior to separation from service or a lump sum or annual installments after separation from service.

STIP

Under the RSRP, an NEO can elect to defer eligible compensation (generally, base salary plus STIP) that exceeds the regulatory limits ($245,000 in 2009) in increments of 1% up to 6%. The Company matches participant contributions on a dollar for dollar basis up to 6% of eligible pay. The Company also makes an additional contribution of 3% of eligible compensation. Participant investment options under the RSRP mirror the options available under the qualified plan. Distributions may be made in the form of a lump sum or annual installments after separation from service.

Under the MDCP, an NEO can elect to defer the receipt of up to 60% of his/her STIP award. The Company does not match STIP deferrals under the MDCP. Participants may select from among seven core investment options under the MDCP for STIP deferrals, including DuPont Common Stock units with dividend equivalents credited as additional stock units. In general, distributions may be made in the form of a lump sum at a specified future date prior to separation from service or a lump sum or annual installments after separation from service.

LTI

Under the MDCP, an NEO can elect to defer the receipt of 100% of his/her LTI awards (RSUs and PSUs). The Company does not match LTI deferrals under the MDCP. Investment options for LTI deferrals under the MDCP include DuPont Common Stock units with dividend equivalents credited as additional stock units.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the Compensation Discussion and Analysis, DuPont generally does not enter into employment agreements, severance agreements or change in control arrangements with executives. Upon occasion, the Company may negotiate individual arrangements with senior executives such as the retention agreement with R. R. Goodmanson. For details of this agreement, see Retention Agreement on page 40.

The following information does not quantify payments under plans that are generally available to all salaried employees, similarly situated to the NEOs in age, years of service, date of hire, etc., and that do not discriminate in scope, terms or operation in favor of executive officers.

Except to the extent described herein with respect to the Company's compensation and benefit programs (as described in the tables below) and its retention agreement with Mr. Goodmanson, there are no contracts, plans, agreements or arrangements that provide for payment to NEOs on account of termination of employment or change in control.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price and the executive's age.

If an individual engages in misconduct, the Company may demand that he/she repay any long-term or short-term incentive award, or cash payments received as a result of such an award, within ten days following written demand by the Company. See the discussion of the Company's Compensation Recovery Policy (Clawbacks) on page 40.

The benefits payable upon the various termination or change in control scenarios are outlined below.

	Retirement	Termination Due To Lack of Work or Divestiture	Death	Disability

Short-term Incentives	Assuming a termination date of December 31, 2009, all participating employees are entitled to receive any STIP awards under the EIP for 2009. For the NEOs, this amount is reflected in the "Non-Equity Incentive Plan Compensation" column of the 2009 Summary Compensation Table. STIP payments are made in a single lump sum, unless deferred.

Nonqualified Deferred Compensation (RSRP, MDCP)	All participating employees are entitled to all amounts in any of the nonqualified deferred compensation accounts following termination under any termination scenario. See the Nonqualified Deferred Compensation table for balances as of December 31, 2009. For available terms of payments of such balances, see the narrative discussion following that table.

Pension	Executives are entitled to receive amounts accrued and vested under our retirement programs in which the executive participates. These amounts will be determined and paid in accordance with the applicable plan (and in the case of Mr. Goodmanson, his retention agreement). See disclosure in the Pension Benefits table. Mr. Holliday was eligible for unreduced pension benefits. All other NEOs, other than Mr. Goodmanson, were eligible for early retirement benefits. These pension benefits are available to U.S. parent company regular salaried employees hired before January 1, 2007, and are not quantified in the tables in this section.	If eligible for early or normal retirement based on age and years of service, executives are entitled to receive amounts accrued and vested under our retirement programs in which the executive participates. These amounts will be determined and paid in accordance with the applicable plan. See disclosure in the Pension Benefits table. All active NEOs were eligible for early retirement benefits. These pension benefits are available to U.S. parent company regular salaried employees hired before January 1, 2007, and are not quantified in the tables in this section.	Survivor(s) of executives will receive benefits according to the provisions in the retirement plans. These pension benefits are available to U.S. parent company regular salaried employees hired before January 1, 2007, and are not quantified in the tables in this section.	Executives will receive disability benefits, if eligible, according to the provisions in the retirement plans. These pension benefits are available to U.S. parent company regular salaried employees hired before January 1, 2007, and are not quantified in the tables in this section.

LTI	Any termination within six months of grant results in a forfeiture of the award. Treatment thereafter is described below. In the event of a Change in Control (i) unexercisable options shall become fully exercisable, (ii) the restrictions applicable to any RSUs shall lapse, and (iii) any performance conditions imposed with respect to PSUs shall be deemed to be attained at the target level of performance and any resulting payout shall be prorated for the period during the performance period preceding the Change in Control.

Stock Options	Options continue to become exercisable in accordance with the three-year vesting schedule, as if employee had not separated from service. The original expiration date is not affected.	Vested options may be exercised during the one-year period following termination. During that one-year period, options continue to become exercisable in accordance with the three-year vesting schedule, as if employee had not separated from service. All NEOs are retirement-eligible. Upon termination due to lack of work or divestiture, outstanding stock options will be treated as if the NEO has retired.	Options are fully vested and exercisable upon death and expire two years following death or at the end of the original term, whichever is shorter.	Vested options may be exercised during the one-year period following termination. During that one-year period, options continue to become exercisable in accordance with the three-year vesting schedule, as if employee had not separated from service. All NEOs are retirement-eligible. Upon termination due to disability, outstanding stock options will be treated as if the NEO has retired.

Unvested RSUs	Units will be paid out in accordance with the original restriction period. Units are non-forfeitable with a delayed delivery date for the underlying shares.	All units are automatically vested and paid out as soon as practicable. All NEOs are retirement-eligible. Upon termination due to lack of work or divestiture, unvested RSUs for those NEOs will be treated as if the NEO has retired.	All units are automatically vested and paid out as soon as practicable.	All units are automatically vested and paid out as soon as practicable. All NEOs are retirement-eligible. Upon termination due to disability, unvested RSUs for those NEOs will be treated as if the NEO has retired.

Unvested PSUs	Units remain subject to original performance period, prorated for the number of months of service completed during the performance period.	Units remain subject to original performance period, prorated for the number of months of service completed during the performance period.	Units remain subject to original performance period, prorated for the number of months of service completed during the performance period.	Units remain subject to original performance period, prorated for the number of months of service completed during the performance period.

For the CEO and other NEOs, the benefits that would become payable upon termination of employment, death, disability or change in control as of December 31, 2009 are outlined below, based on the Company's closing stock price of $33.67 (as reported on the New York Stock Exchange) on that date. Mr. Holliday and Mr. Goodmanson retired during 2009. Accordingly, all columns in the table below, other than "Retirement", show "N/A". Mr. Holliday's retirement benefits are valued at $22.96 corresponding with his retirement date of January 31, 2009. Mr. Goodmanson's benefits are valued at $32.14 corresponding with his retirement date of September 30, 2009.

Name	Form of Compensation	Voluntary or For Cause(1)	Termination Due to Lack of Work(2)	Retirement(3)	Death(4)	Disability(2)	Change in Control(5)

E. J. Kullman	Stock Options	—	$6,719,909	$6,719,909	$6,719,909	$6,719,909	$6,719,909
	RSUs	—	3,183,109	3,183,109	3,183,109	3,183,109	2,991,794
	PSUs	—	1,512,397	1,512,397	1,512,397	1,512,397	1,078,054

E. J. Kullman Total		—	11,415,415	11,415,415	11,415,415	11,415,415	10,789,757

C. O. Holliday, Jr.	Stock Options	N/A	N/A	—	N/A	N/A	N/A
	RSUs	N/A	N/A	2,215,635	N/A	N/A	N/A
	PSUs	N/A	N/A	1,058,864	N/A	N/A	N/A

C. O. Holliday, Jr. Total		N/A	N/A	3,274,499	N/A	N/A	N/A

N. C. Fanandakis	Stock Options	—	697,844	697,844	697,844	697,844	697,844
	RSUs	—	404,073	404,073	404,073	404,073	356,531
	PSUs	—	277,291	277,291	277,291	277,291	152,712

N. C. Fanandakis Total		—	1,379,208	1,379,208	1,379,208	1,379,208	1,207,087

J. L. Keefer	Stock Options	—	1,654,130	1,654,130	1,654,130	1,654,130	1,654,130
	RSUs	—	1,081,192	1,081,192	2,898,764	2,898,764	2,770,350
	PSUs	—	794,411	794,411	794,411	794,411	457,711

J. L. Keefer Total		—	3,529,733	3,529,732	5,347,305	5,347,305	4,882,191

T. M. Connelly, Jr.	Stock Options	—	1,819,549	1,819,549	1,819,549	1,819,549	1,819,549
	RSUs	—	1,222,673	1,222,673	3,040,245	3,040,245	2,865,614
	PSUs	—	937,847	937,847	937,847	937,847	503,504

T. M. Connelly, Jr. Total		—	3,980,069	3,980,068	5,797,641	5,797,641	5,188,667

J. C. Borel	Stock Options	—	1,364,664	1,364,664	1,364,664	1,364,664	1,364,664
	RSUs	—	920,844	920,844	2,738,417	2,738,417	2,603,630
	PSUs	—	714,342	714,342	714,342	714,342	377,642

J. C. Borel Total		—	2,999,850	2,999,850	4,817,423	4,817,423	4,345,936

R. R. Goodmanson	Stock Options	N/A	N/A	2,027,664	N/A	N/A	N/A
	RSUs	N/A	N/A	1,509,935	N/A	N/A	N/A
	PSUs	N/A	N/A	1,068,050	N/A	N/A	N/A
	Retiree Medical(6)	N/A	N/A	187,456	N/A	N/A	N/A

R. R. Goodmanson Total		N/A	N/A	4,793,105	N/A	N/A	N/A

(1)
Upon voluntary termination or termination for cause, the various Company plans and programs provide for forfeiture of all unvested stock options, RSUs and PSUs. To the extent an NEO is retirement eligible, unvested stock options, RSUs and/or PSUs would be treated as if the NEO has retired.

(2)
Upon termination for lack of work or disability:

•
Vested options may be exercised during the one-year period following termination. During the one-year period, options continue to become exercisable in accordance with the three-year vesting schedule, as if employee had not separated from service. Amount shown represents the in-the-money value of unvested options as of December 31, 2009.

•
RSUs that are awarded as part of the annual award to eligible employees are automatically vested and paid out. Special or one-time awards are forfeited upon a termination for lack of work. Upon disability, special or one-time RSU awards are automatically vested and paid out. Amount shown represents the value of RSUs as of December 31, 2009.

•
PSUs remain subject to original performance period, prorated for the number of months of service completed during the performance period. Amount shown represents the prorated target value of PSUs as of December 31, 2009.

  To the extent an NEO is retirement eligible, unvested stock options, RSUs and/or PSUs would be treated as if the NEO has retired.

  Regardless of the foregoing, any termination within six months of the grant date results in forfeiture of the award.

(3)
Upon retirement, NEOs are treated as if they had not separated from service and:

•
Options continue vesting in accordance with the three-year vesting schedule. Amount shown represents the in-the-money value of unvested options as of December 31, 2009.

•
Restrictions on the regular annual RSUs lapse on the original schedule. Special or one-time RSU awards are forfeited. Amount shown represents the value of RSUs as of December 31, 2009.

•
PSUs are subject to the original performance period, prorated for the number of months of service completed during the performance period. Amount shown represents the prorated target value of PSUs as of December 31, 2009.

  Regardless of the foregoing, any termination within six months of the grant date results in forfeiture of the award.

(4)
Upon death:

•
Options are fully vested and exercisable and expire two years following death or at the end of the original term, whichever is shorter. Amount shown represents the in-the-money value of unvested options as of December 31, 2009.

•
All RSUs are automatically vested and paid out. Amount shown represents the value of all RSUs as of December 31, 2009.

•
PSUs remain subject to original performance period, prorated for the number of months of service completed during the performance period. Amount shown represents the prorated target value as of December 31, 2009.

  Regardless of the foregoing, any termination within six months of the grant date results in forfeiture of the award.

(5)
Upon change in control:

•
Plan provisions for awards granted in 2007 and prior do not provide for any specific treatment upon a change in control. While it is possible that the Compensation Committee might take future action on how outstanding awards are treated upon a possible change in control, there is no value as of December 31, 2009.

  •
  For all other awards, treatment is as follows:

  -
  Stock options become fully vested and exercisable. Amount shown represents the in-the-money value of unvested options as of December 31, 2009.

  -
  Restrictions on all RSUs lapse. Amount shown represents the value of RSUs as of December 31, 2009.

  -
  PSUs are paid at target, prorated for the number of months of service completed during the performance period. Amount shown represents the prorated target value as of December 31, 2009.

  Regardless of the foregoing, any termination within six months of the grant date results in forfeiture of the award.

(6)
Mr. Goodman's retention agreement provides for retiree medical, dental and life insurance coverage regardless of the age at which he retired.

2 — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Article III, Section 5, of the Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent public accountants to audit the books of account, accounting procedures and financial statements of the Company for the year and to perform such other duties as prescribed from time to time by the Audit Committee. On April 29, 2009, the stockholders ratified the appointment by the Audit Committee of PricewaterhouseCoopers LLP (PwC) to perform the functions assigned to it in accordance with the Bylaws.

PwC, an independent registered public accounting firm, has served as the Company's independent accountants continuously since 1954. The Audit Committee believes that the knowledge of the Company's business PwC has gained through this period of service is valuable.

Pursuant to the SEC rules, the lead partner must be rotated after five years giving the Company the benefit of new thinking and approaches.

To assure that the audit and non-audit services performed by the independent registered public accounting firm do not impair its independence in appearance and/or fact, the Audit Committee has established policies and procedures requiring its pre-approval of all such services and associated fees.

The independent registered public accounting firm submits a report annually regarding the audit, audit-related, tax and other services it expects to render in the following year and the associated, forecasted fees to the Audit Committee for its approval. Audit services include the audit of the Company's Consolidated Financial Statements, separate audits of its subsidiaries, services associated with regulatory filings and attestation services regarding the effectiveness of the Company's internal controls over financial reporting. Audit-related services are assurance services that are reasonably related to the audit of the Company's Consolidated Financial Statements or services traditionally provided by the independent registered public accounting firm. Audit-related services include employee benefit plan audits; audits of carve-out financial statements related to divestitures; due diligence services regarding potential acquisitions or dispositions, including tax-related due diligence; and agreed-upon or expanded audit procedures related to regulatory requirements. Tax services include selected non-U.S. tax compliance services and assistance regarding appropriate handling of items on the returns, required disclosures, elections and filing positions available to the Company. Other services include non-financial attestation services.

If a service has not been included in the annual pre-approval process, it must be specifically pre-approved by the Audit Committee. In situations where the cost of services is likely to exceed the approved fees, excluding the impact of currency, specific pre-approval is required. Requests for specific pre-approvals shall be considered by the full Audit Committee. If that is not practical, then the Chair may grant specific pre-approvals when the estimated cost for the service or the increase in fees for a previously pre-approved service does not exceed $500,000. Any such pre-approvals are reported to the full Audit Committee at its next meeting.

The Audit Committee pre-approved all services rendered by and associated fees paid to PwC for fiscal years 2008 and 2009. These are shown by category in the following table.

	2009 (in millions)	2008 (in millions)

Audit Fees	$15.4	$20.2
Audit-Related Fees	0.6	1.0
Tax Fees	0.0	0.0
All Other Fees	0.0	0.0

TOTAL	16.0	21.2

Subject to ratification by the holders of DuPont Common Stock, the Audit Committee has reemployed PwC as the independent registered public accounting firm to audit the Company's Consolidated Financial Statements for the year 2010 and to render other services as required of them. Representatives of PwC are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

The Board of Directors recommends
that you vote "FOR"
the following resolution:

RESOLVED: That the action of the Audit Committee in employing PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year 2010 to perform the functions assigned to it in accordance with Article III, Section 5, of the Bylaws of E. I. du Pont de Nemours and Company hereby is ratified.

STOCKHOLDER PROPOSALS

The Board welcomes open dialogue on the topics presented in the stockholder proposals on the following pages. Some of these proposals may contain inaccurate assertions or other errors, which the Board has not attempted to correct. However, the Board has thoroughly considered each proposal and recommends votes as set forth below.

3 — STOCKHOLDER PROPOSAL
ON SHAREHOLDER SAY ON EXECUTIVE PAY

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, owner of 5,500 shares of DuPont Common Stock, has given notice that he will introduce the following resolution and statement in support thereof:

RESOLVED, the shareholders of our company recommend that our board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company Management, seeking an advisory vote of shareholders to ratify and approve the board Compensation's Committee Report and the executive compensation policies and practices set forth in the Company's Compensation Discussion and Analysis.

Votes on 2009 "Say on Pay" resolutions averaged more than 46% in favor. More than 20 companies had votes over 50%, demonstrating strong shareholder support for this reform. This proposal topic also won more than 46%-support at our 2009 annual meeting and proposals often win higher votes on subsequent submissions.

"There should be no doubt that executive compensation lies at the root of the current financial crisis," wrote Paul Hodgson, a senior research associate with The Corporate Library http://www.thecorporatelibrary.com, an independent research firm. "There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels."

Nell Minow said, "If the board can't get executive compensation right, it's been shown it won't get anything else right either."

The merits of this Executive Pay proposal should also be considered in the context of the need for improvements in our company's 2009 reported corporate governance status:

Six of our directors served on 9 boards rated "D" by The Corporate Library: Alexander Cutler, Eaton (ETN); Charles Holliday, Bank of America (BAC) and Deere (DE); Curtis Crawford, ITT Corporation (ITT); John Dillon, Caterpillar (CAT) and Kellogg (K); Lois Juliber, Goldman Sachs (GS) and Kraft (KFT) and Samuel Bodman, Hess (HES). Plus these directors were assigned to 7 seats on our most important board committees.

On the other hand our board was the only significant directorship for four of our directors: Eleuthere du Pont, Marillyn Hewson, Richard Brown and Robert Brown (who furthermore owned 110 shares). This could indicate a lack of current transferable director experience for a significant percentage of our directors.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal: Shareholder Say on Executive Pay — Yes on 3.

Position of the Board of Directors
The Board of Directors
recommends that you vote
"AGAINST" this proposal

The Board of Directors shares the view that successful corporate governance necessarily includes an appropriate forum in which stockholders can voice their concerns with, or approval of, the Company's executive compensation practices. However, the Board believes that stockholders already have a more effective means of communicating with the Board on all issues, including its executive compensation practices. The Board further believes that the advisory vote called for in the proposal is not an effective mechanism for that purpose and could place the Company at a competitive disadvantage in attracting and retaining executives. Moreover, adopting an advisory vote at a time when legislators are considering action on this topic could be premature and lead to conflicting obligations.

As a threshold matter, the Board recommends voting against the proposal because it is unclear what the requested advisory vote is intended to address. It requests a single, combined advisory vote to ratify and approve the Board's Compensation Committee Report, which is a corporate governance process disclosure, and the Compensation Disclosure and Analysis ("CD&A"), which is a substantive executive compensation disclosure. Such lack of clarity is made worse by the proposal's supporting statement, which includes comments that address not only substantive compensation issues, but also go beyond the substance of executive compensation practices.

Stockholders already have a more effective means of communicating with the Board regarding executive compensation matters. As discussed on page 11 under the heading "Communications with the Board and Directors," stockholders and other interested parties may communicate directly with the Board, the Chair, the Presiding Director or other outside director by writing to the Board, the Chair of the Board, the Presiding Director or other outside director, in care of the Corporate Secretary. The Board's independent directors have approved procedures for handling correspondence received by the Company and addressed to the Board, the Chair, Presiding Director or other outside director.

In contrast to the advisory vote called for in the proposal, direct communication with the Board provides more useful feedback by allowing stockholders to present specific concerns over the Company's executive compensation practices. Stockholders may also express their views in discussions with Company representatives and before the Board and other stockholders at the annual meeting.

The advisory vote called for in the proposal is a narrow, incomplete and ineffective means of expressing stockholder concerns over, or approval of, the Company's executive compensation practices. At the outset, it is unclear what, if anything can be gained by an advisory vote on the Board's Compensation Committee Report. The Compensation Committee Report simply states whether the Committee has reviewed and discussed the CD&A with management and, based on that review and discussion, has recommended to the Board that the CD&A be included in the Company's Proxy. The Compensation Committee Report also provides the name of each member of the committee.

The CD&A set forth in this Proxy Statement discusses various forms of compensation, including salaries, variable compensation and long-term incentives. The complexity and scope of information that the Board and Compensation Committee consider in preparing compensation disclosures is incongruent with the suggested annual "yes" or "no" vote on those disclosures. An advisory vote would not be useful to the Board because it would be unable to conclude which, if any, components of the Compensation Committee Report or CD&A were approved or disapproved by stockholders. The proposal creates a risk that the vote will send an imprecise or deficient message to the Board, rather than providing opinions of stockholders on specific elements of the Company's executive compensation practices.

The Securities and Exchange Commission has adopted extensive rules that provide for expanded disclosure of compensation-related information and additional transparency. In complying with these rules, the Company has fully disclosed the relevant details of its executive compensation practices in this Proxy Statement so that stockholders may evaluate those practices. The Board's executive compensation practices are the result of the closely controlled and comprehensive process outlined in the CD&A above. That process requires the Committee to make many interrelated decisions and consider numerous competing interests. It is a complex task for which the Committee is uniquely positioned and which should not be delegated through an advisory vote. To review the processes by which executive compensation decisions are made, the Committee engaged Soundboard Review Services, LLC ("Soundboard"), an independent firm that reviews public company board actions objectively on behalf of stockholders. For a discussion of Soundboard's findings, please refer to page 26 of this Proxy Statement.

The disclosures in this Proxy Statement, together with the ability of stockholders to communicate directly with the Board (as described above), provide stockholders with an effective mechanism to share any concerns they may have about the Company's executive compensation practices. The CD&A provides the information needed by stockholders to adequately comment on any particular aspect of compensation which causes them concern and, therefore, should form the basis for an effective exchange between the Board and stockholders on such matters.

Furthermore, the proposal would subject DuPont to an advisory vote on the Compensation Committee Report and CD&A without any comfort that a similar advisory vote will be adopted by our peers, which could place the Company at a competitive disadvantage by limiting its ability to attract and retain executive talent. Adopting an advisory vote at a time when the majority of our competitors for executive talent have not done so could create concerns that the executive compensation program at DuPont may be significantly inconsistent when compared to that of our peers, affecting the quality of our leadership team.

4 — STOCKHOLDER PROPOSAL
ON AMENDMENT TO HUMAN RIGHTS POLICY

The Sisters of Charity of Saint Elizabeth, New Jersey, P.O. Box 476, Convent Station, New Jersey 07961, owner of 300 shares of DuPont Common Stock; The Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, Pennsylvania 19014, owner of $2,000 or more worth of shares of DuPont Common Stock; Benedictine Sisters of Virginia, 9535 Linton Hall Road, Bristow, Virginia 20136, owner of 1,000 shares of DuPont Common Stock; Benedictine Sisters of Mount St. Scholastica, 801 South 8th Street, Atchison, Kansas 66002, owner of 590 shares of DuPont Common Stock; Sisters of St. Dominic of Caldwell, New Jersey, 40 South Fullerton Avenue, Montclair, New Jersey 07042, owner of 100 shares of DuPont Common Stock; As You Sow Foundation, 311 California Street, Suite 510, San Francisco, California 94104, as representative of Adelaide Gomer, owner of $2,000 or more worth of shares of DuPont Common Stock have given notice that they will introduce the following resolution and statement in support thereof:

Stockholder's Statement

Whereas: DuPont has a Human Rights Policy posted on the company website;
                 DuPont is one of the largest seed companies in the world;
                 DuPont's patents on seed, if enforced, could restrict traditional seed sharing.

The International Treaty on Plant Genetic Resources for Food and Agriculture ("the Law of the Seed") governs the exchange of crop seeds for research and plant breeding; The Treaty includes provisions for Farmers' Rights and is mandated to guarantee an equitable flow of financial benefits to developing countries. Without funding for core administrative services of the Treaty, farmers and developing countries can have no confidence that there is equity in the system; The 115 member governments have failed to commit funding to support in situ ("on-farm") seed conservation in the global South.

Farmers undertake the overwhelming majority of the world's seed conservation and plant breeding. The Union for the Protection of New Plant Varieties (the Geneva-based intergovernmental body that oversees intellectual property related to plant varieties) reported that breeders had only "protected" 70,000 varieties in recent decades. (11/1/07) According to ETC Group, farmers breed and adapt more than one million varieties every year.

Special Rapporteur on the right to food, Olivier De Schutter reported to the United General Assembly, Seed Policies and the Right to Food: enhancing agrobiodiversity and encouraging innovation, (07/23/09). The report states:

  •
  That the system of granting "monopoly privileges to plant breeders and patent-holders through the tools of intellectual property...may jeopardize "farmers' seed systems...., although most farmers in developing countries still rely on such systems, which, for them, are a source of economic independence and resilience in the face of threats such as pests, diseases or climate change."

  •
  "Agrobiodiversity may be threatened by the uniformization encouraged by the spread of commercial varieties."

  •
  "The right to food requires that we place the needs of the most marginalized groups, including in particular smallholders in developing countries, at the centre of our efforts."

  •
  "States also should ensure that informal, noncommercial seed systems can develop."

  •
  "At least 1.5 billion individuals depend on small-scale farming for their livelihoods."

DuPont, on its website, recognizes the biodiversity and agronomic benefits of seed sharing, yet its policy for enforcement of seed patents within agricultural communities is unclear.

DuPont has taken action against patent infringement of its products such as non-ozone depleting refrigerants.

RESOLVED: Shareholders request the Board to review and amend the DuPont Human Rights Policy, to include respect for and adherence to seed saving rights of traditional agricultural communities and we request the Board to prepare a report to shareholders, prepared at reasonable expense and omitting proprietary information, on the above policy and its implementation within six months of the 2010 annual meeting.

Position of the Board of Directors
The Board of Directors
Recommends that you vote
"AGAINST" this proposal

DuPont is proud of its Human Rights Policy and specifically our efforts to support the work to eliminate hunger and malnutrition around the world. The Company is a vocal advocate for the International Treaty on Plant Genetic Resources for Food and Agriculture, and we (through the American Seed Trade Association) continue to actively lobby the U.S. government to ratify the Treaty. DuPont has also made financial and genetic contributions to public seed banks and research programs to help improve the long-term public availability of seed on a global scale. Notable activities include financial and genetic donations to the African Agricultural Technology Foundation, the Latin American Maize Project, the International Maize and Wheat Improvement Center, the Bill & Melinda Gates Foundation, the International Rice Research Institute, the Global Crop Diversity Trust and land grant universities. In addition, the Company has just announced the formation of the Advisory Committee on Agricultural Innovation & Productivity for the 21st Century. A key objective of this Committee is to ensure that the world's farmers have the tools necessary to increase agricultural production and meet looming global food needs.

Farmers around the world can replant their own holdings using seed harvested from varieties that are sold under Plant Variety Protection (PVP) and which are not patented or contractually restricted. Farmers can also freely use these PVP varieties to mix with and to further improve their farmer landraces. In contrast, farmers planting DuPont seed covered by patents and/or restricted by contract are asked not to replant the grain. This agreement not to replant allows DuPont to recover the cost of its significant research investment, which is required to create the improved seed for the future. Reinvestment in R&D is essential so that continually improved products can be available to farmers. These products may cost more than farm-saved seed, but offer higher value to farmers in the form of improved grain yields and reduced input costs. The products also can benefit society by lessening the environmental footprint of farming.

Without the ability to recoup R&D investment, there is neither incentive nor funding for the private sector to continually improve agricultural products. Enhancement of agricultural products is perhaps best demonstrated by the 80-year development and ongoing improvement of hybrid seed corn. This investment allows DuPont to offer farmers the potential to purchase corn and soybean seeds that will sustainably increase yields over the next decade.

In light of the above, the Board of Directors believes the actions called for in the proposal are unnecessary and not in the best interests of the Company's stockholders.

Other Matters

The Board of Directors knows of no other proposals that may properly be presented for consideration at the meeting but, if other matters do properly come before the meeting, the persons named in the proxy will vote your shares according to their best judgment.

APPENDIX "A"
Director Nomination Process

The purpose and responsibilities of the Corporate Governance Committee, described in the Committee's Charter (available on the Company's website at www.dupont.com), include recommending to the Board nominees for election as directors. The Committee's members are independent under the Board's Corporate Governance Guidelines and the NYSE standard.

The Committee considers potential candidates suggested by Board members, as well as management, stockholders and others. The Committee has engaged a director recruitment firm to assist in identifying and evaluating potential candidates.

The Board's Corporate Governance Guidelines describe qualifications for directors: Directors are selected for their integrity and character; sound, independent judgment; breadth of experience, insight and knowledge; and business acumen. Leadership skills, scientific or technology expertise, familiarity with issues affecting global businesses in diverse industries, prior government service, and diversity are among the relevant criteria, which will vary over time depending on the needs of the Board. Additionally, directors are expected to be willing and able to devote the necessary time, energy and attention to assure diligent performance of their responsibility.

When considering candidates for nomination, the Committee takes into account these factors to assure that new directors have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and will be most effective, in conjunction with other directors, in serving the long-term interest of all stockholders. The Committee will not nominate for election as a director a partner, member, managing director, executive officer or principal of any entity that provides accounting, consulting, legal, investment banking or financial advisory services to the Company.

The Committee will consider candidates for director suggested by stockholders, applying the factors for potential candidates described above and taking into account the additional information described below. Stockholders wishing to suggest a candidate for director should write to the Corporate Secretary and include:

•
A statement that the writer is a stockholder of record (or providing appropriate support of ownership of DuPont stock);

•
The name of and contact information for the candidate;

•
A statement of the candidate's business and educational experience;

•
Information regarding each of the factors described above in sufficient detail to enable the Committee to evaluate the candidate;

•
A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company or any other information that bears on potential conflicts of interest, legal considerations or a determination of the candidate's independence;

•
Information concerning service as an employee, officer or member of a board of any charitable, educational, commercial or professional entity;

•
Detailed information about any relationship or understanding between the proposing stockholder and the potential candidate; and

•
A statement by the potential candidate that s/he is willing to be considered and to serve as a director if nominated and elected.

Once the Committee has identified a prospective candidate, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the

A-1

likelihood that the prospective nominee can satisfy the factors described above. If the Committee determines, in consultation with the Chair of the Board and other Board members as appropriate, that further consideration is warranted, it may gather additional information about the prospective nominee's background and experience.

The Committee also considers such relevant factors as it deems appropriate, including the current composition of the Board and specific needs of the Board to assure its effectiveness. In connection with this evaluation, the Committee determines whether to interview the prospective nominee; one or more members of the Committee and other directors, as appropriate, may interview the prospective nominee in person or by telephone. After completing this evaluation, the Committee concludes whether to make a recommendation to the full Board for its consideration.

* * *

For DuPont's 2011 Annual Meeting, the Committee will consider nominations submitted by stockholders of record and received by the Corporate Secretary by December 6, 2010.

A-2

DIRECTIONS TO THE DUPONT THEATRE

From Philadelphia on I-95 South		From Baltimore on I-95 North
		1.	Follow I-95 North to Wilmington Exit 7
1.	Follow I-95 South to Wilmington.		marked "Route 52, Delaware Avenue."
2.	From right lane take Exit 7A marked "52 South, Delaware Ave."	2.	From right lane take Exit 7 onto Adams Street.
3.	Follow exit road (11th Street) marked "52 South, Business District."	3.	At the third traffic light on Adams Street, turn right onto 11th Street.
4.	Continue on 11th Street bearing left through Delaware Avenue intersection to parking.	4.	Follow 11th Street marked "52 South, Business District," bearing left through Delaware Avenue intersection to parking.
5.	The DuPont Theatre is in the Hotel du Pont Building.	5.	The DuPont Theatre is in the Hotel du Pont Building.

To reach Wilmington by train, please contact AMTRAK (800-872-7245/amtrak.com) for Northeast Corridor service or SEPTA (302-652-3278/septa.org) for local train service.

www.dupont.com

Meeting Information Meeting Type: Annual For holders as of: March 3, 2010 Date: April 28, 2010 Time: 10:30 a.m. EDT Location: You are receiving this communication because you hold shares in the above-named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy statement and annual report online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice for additional information on how to obtain proxy materials and how to vote. E. I. DU PONT DE NEMOURS AND COMPANY *** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials for Shareholder Meeting to be held on April 28, 2010 The DuPont Theatre - DuPont Building 1007 Market Street Wilmington, Delaware 19898 E. I. DU PONT DE NEMOURS AND COMPANY ATTN: STOCKHOLDER RELATIONS 1007 MARKET STREET WILMINGTON, DE 19898 M20487-P92203-Z52058

M20488-P92203-Z52058 Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT ON FORM 10-K Before You Vote How to Access the Proxy Materials How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have available the 12-Digit Control Number (located on the following page) and follow the instructions. Vote must be received by 11:59 p.m. on April 27, 2010. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Vote must be received by April 27, 2010. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 14, 2010 to facilitate timely delivery. The DuPont 2009 Annual Review will also be available on the Internet. How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Voting Items M20489-P92203-Z52058 1b - Richard H. Brown 1. Election of Directors Nominees: 1c - Robert A. Brown 1d - Bertrand P. Collomb 1e - Curtis J. Crawford 1f - Alexander M. Cutler 1g - John T. Dillon 1h - Eleuthère I. du Pont 1k- Ellen J. Kullman 1l- William K. Reilly 2. On Ratification of Independent Registered Public Accounting Firm 3. On Shareholder Say on Executive Pay 1a - Samuel W. Bodman 1i - Marillyn A. Hewson 1j - Lois D. Juliber 4. On Amendment to Human Rights Policy A B The Board of Directors recommends that you vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2: The Board of Directors recommends that you vote AGAINST the following proposals: NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M20490-P92203-Z52058

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date M20485-P92203-Z52058 For Against Abstain For Against Abstain 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Yes No 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on the cut-off date (see reverse). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on the cut-off date (see reverse). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Votes must be received by the cut-off date (see reverse). AN ADMISSION TICKET IS REQUIRED TO ATTEND THE ANNUAL SHAREHOLDER MEETING. SEE REVERSE SIDE. E. I. DU PONT DE NEMOURS AND COMPANY 1b - Richard H. Brown 1. Election of Directors Nominees: 1c - Robert A. Brown 1d - Bertrand P. Collomb 1e - Curtis J. Crawford 1f - Alexander M. Cutler 1g - John T. Dillon 1h - Eleuthère I. du Pont 1k- Ellen J. Kullman 1l- William K. Reilly 2. On Ratification of Independent Registered Public Accounting Firm B 3. On Shareholder Say on Executive Pay 1a - Samuel W. Bodman 1i - Marillyn A. Hewson 1j - Lois D. Juliber For address changes and/or comments, please check this box and write them on the back where indicated. The Board of Directors recommends that you vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2. A Please indicate if you plan to attend this meeting. For Against Abstain 4. On Amendment to Human Rights Policy E. I. DU PONT DE NEMOURS AND COMPANY ATTN: STOCKHOLDER RELATIONS 1007 MARKET STREET WILMINGTON, DE 19898 0 0 0 The Board of Directors recommends that you vote AGAINST the following proposals: Please sign the proxy card exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer. Authorized Signatures—This section must be completed for your vote to be counted.—Sign and Date Below C

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. PLEASE VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. ADMISSION TICKET Bring this ticket and photo ID with you if you plan on attending the meeting. Please check the meeting materials for any special requirements for meeting attendance. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . . E. I. DU PONT DE NEMOURS AND COMPANY Annual Meeting of Stockholders April 28, 2010, 10:30 a.m. The DuPont Theatre DuPont Building 1007 Market Street Wilmington, Delaware 19898 This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints R. H. Brown, L. D. Juliber and E. J. Kullman or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 28, 2010, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given. As described on page 2 of the proxy statement, this proxy also provides voting instructions for shares held for the account of the undersigned in certain employee savings plans. A trustee for each plan will vote these shares as directed provided your voting instruction is received by the cut-off date. A trustee for an employee savings plan may vote as directed by the plan sponsor or by an independent fiduciary selected by the plan sponsor all shares held in the plan for which no voting instructions are received. Other shares owned by you will be voted only if you sign and return a proxy card, vote by Internet or telephone, or attend the meeting and vote by ballot. The cut-off date for shares held in certain employee savings plans is April 22, 2010. The cut-off date for all other shares is April 27, 2010. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendation of the Board of Directors. When properly executed this proxy will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1-2 and AGAINST proposals 3-4. M20486-P92203-Z52058